Exhibit 10.1

LOAN, GUARANTY AND SECURITY AGREEMENT

Dated as of December 23, 2020

__________________________________________________________________

SMART MODULAR TECHNOLOGIES, INC.,

SMART EMBEDDED COMPUTING INC.,

and

PENGUIN COMPUTING INC.,

as Borrowers

SMART MODULAR TECHNOLOGIES (DE), INC.,

SMART HIGH RELIABILITY SOLUTIONS LLC,

PREMIERE CUSTOMS BROKERS, INC.,

PREMIERE LOGISTICS, INC.,

SMART WIRELESS COMPUTING, INC.

and

CERTAIN SUBSIDIARIES FROM TIME TO TIME JOINED HERETO,

as Guarantors,

__________________________________________________________________

BANK OF AMERICA, N.A.,

as Agent

__________________________________________________________________

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

Section 1.	DEFINITIONS; RULES OF CONSTRUCTION	1
1.1	Definitions	1
1.2	Accounting Terms	49
1.3	Uniform Commercial Code	49
1.4	Certain Matters of Construction	50
1.5	Division	50
1.6	Accounting Terms; GAAP	51
Section 2.	CREDIT FACILITIES	51
2.1	Loan Commitments	51
2.2	Letter of Credit Facility	53
Section 3.	INTEREST, FEES AND CHARGES	57
3.1	Interest	57
3.2	Fees	58
3.3	Computation of Interest, Fees, Yield Protection	58
3.4	Reimbursement Obligations	59
3.5	Illegality	59
3.6	Inability to Determine Rates; Replacement of LIBOR	60
3.7	Increased Costs; Capital Adequacy	63
3.8	Mitigation	64
3.9	Funding Losses	64
3.10	Maximum Interest	64
Section 4.	LOAN ADMINISTRATION	65
4.1	Manner of Borrowing and Funding Loans	65
4.2	Defaulting Lender	67
4.3	Number and Amount of LIBOR Loans; Determination of Rate	67
4.4	Borrower Agent	68
4.5	Effect of Termination	68
Section 5.	PAYMENTS	68
5.1	General Payment Provisions	68
5.2	Repayment of Loans	69
5.3	Payment of Other Obligations	69

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5.4	Marshaling; Payments Set Aside	69
5.5	Application and Allocation of Payments	69
5.6	Dominion Account	70
5.7	Account Stated	70
5.8	Taxes	71
5.9	Lender Tax Information	73
5.10	Nature and Extent of Each Borrower’s Liability	75
Section 6.	CONDITIONS PRECEDENT	78
6.1	Conditions Precedent to Initial Loans	78
6.2	Conditions Precedent to All Credit Extensions	80
6.3	Post Closing Date Requirements	80
Section 7.	COLLATERAL	80
7.1	Grant of Security Interest	80
7.2	Lien on Deposit Accounts; Cash Collateral	81
7.3	Reserved	82
7.4	Other Collateral	82
7.5	Limitations	82
7.6	Further Assurances	82
7.7	Foreign Subsidiary Stock	83
Section 8.	COLLATERAL ADMINISTRATION	83
8.1	Borrowing Base Reports	83
8.2	Accounts	83
8.3	Inventory	84
8.4	[Reserved]	85
8.5	Deposit Accounts	85
8.6	General Provisions	85
8.7	Power of Attorney	86
Section 9.	REPRESENTATIONS AND WARRANTIES	87
9.1	General Representations and Warranties	87

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Section 10.	COVENANTS AND CONTINUING AGREEMENTS	92
10.1	Affirmative Covenants	92
10.2	Negative Covenants	97
10.3	Financial Covenants	118
Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	118
11.1	Events of Default	118
11.2	Remedies upon Default	120
11.3	License	121
11.4	Setoff	121
11.5	Remedies Cumulative; No Waiver	122
11.6	Right to Cure	122
Section 12.	AGENT	123
12.1	Appointment, Authority and Duties of Agent	123
12.2	Agreements Regarding Collateral and Borrower Materials	125
12.3	Reliance By Agent	126
12.4	Action Upon Default	126
12.5	Ratable Sharing	126
12.6	Indemnification	126
12.7	Limitation on Responsibilities of Agent	127
12.8	Successor Agent and Co-Agents	127
12.9	Due Diligence and Non-Reliance	128
12.10	Remittance of Payments and Collections	128
12.11	Individual Capacities	129
12.12	Titles	129
12.13	Certain ERISA Matters	129
12.14	Bank Product Providers	130
12.15	No Third Party Beneficiaries	130
12.16	Existing Facility Intercreditor Agreement	130
Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	131
13.1	Successors and Assigns	131
13.2	Participations	131

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13.3	Assignments	132
13.4	Replacement of Certain Lenders	133
Section 14.	MISCELLANEOUS	133
14.1	Consents, Amendments and Waivers	133
14.2	Indemnity	134
14.3	Notices and Communications	135
14.4	Performance of Borrowers’ Obligations	136
14.5	Credit Inquiries	136
14.6	Severability	136
14.7	Cumulative Effect; Conflict of Terms	136
14.8	Execution; Electronic Records	137
14.9	Entire Agreement	137
14.10	Relationship with Lenders	137
14.11	No Advisory or Fiduciary Responsibility	137
14.12	Confidentiality	138
14.13	WAIVER OF JURY TRIAL	139
14.14	GOVERNING LAW	139
14.15	Consent to Forum; Bail-In of EEA Financial Institutions	139
14.16	Acknowledgement Regarding Supported QFCs	141
14.17	Waivers by Borrowers	141
14.18	Patriot Act Notice	142
14.19	NO ORAL AGREEMENT	142
Section 15.	CONTINUING GUARANTY	142
15.1	Guaranty	142
15.2	Rights of Lenders	143
15.3	Certain Waivers	143
15.4	Obligations Independent	143
15.5	Subrogation	143
15.6	Termination; Reinstatement	144
15.7	Subordination	144
15.8	Stay of Acceleration	144

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15.9	Condition of Borrowers	144
15.10	Keepwell	144
15.11	Limitation of Guaranty	145

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment

Schedule 1.1	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.16	Litigation
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

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LOAN, GUARANTY AND SECURITY AGREEMENT

THIS LOAN, GUARANTY AND SECURITY AGREEMENT is dated as of December 23, 2020 (this “Agreement”), by and among SMART MODULAR TECHNOLOGIES, INC., a California corporation (“Technologies”), SMART EMBEDDED COMPUTING INC., a Wisconsin corporation (“Computing”), PENGUIN COMPUTING INC., a California corporation (“Penguin”; and together with Technologies and Computing, each, a “Borrower” and collectively, the “Borrowers”), SMART MODULAR TECHNOLOGIES (DE), INC., a Delaware corporation (“Modular DE”), SMART HIGH RELIABILITY SOLUTIONS LLC, a Delaware limited liability company (“Smart High Reliability”), PREMIERE CUSTOMS BROKERS, INC., a California corporation (“Premiere Customs”), PREMIERE LOGISTICS, INC., a California corporation (“Premiere Logistics”), SMART WIRELESS COMPUTING, INC., a Delaware corporation (“Smart Wireless”; and together with Modular DE, Smart High Reliability, Premiere Customs, Premiere Logistics; and together with any other party joined hereto as a Guarantor, each, a “Guarantor” and collectively, the “Guarantors”), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

WHEREAS, Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise.

WHEREAS, Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1.                DEFINITIONS; RULES OF CONSTRUCTION

1.1              Definitions. As used herein, the following terms have the meanings set forth below:

ABL Priority Collateral: has the meaning given thereto in the Existing Credit Facility Intercreditor Agreement.

Accounts Formula Amount: the sum of (a) the Investment Grade Accounts Formula Amount plus (b) the Non-Investment Grade Accounts Formula Amount.

Acquired EBITDA: means, with respect to any Acquired Entity or Business for any period, the amount for such period of EBITDA of such Acquired Entity or Business (determined as if references to the Borrower or Global (as applicable) and its Subsidiaries in the definition of the term “EBITDA” were references to such Acquired Entity or Business and its Subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division, unit, product line, line of business or substantially all assets (or all the assets constituting a business, division, unit, product line or line of business) of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Affected Financial Institution: any EEA Financial Institution or UK Financial Institution.

Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

Agent: has the meaning provided in the introductory paragraph hereto.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates and Agent Professionals.

Agent Professionals: attorneys, accountants, appraisers, auditors, advisors, consultants, agents, service providers, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent.

Agreement: has the meaning provided in the introductory paragraph hereto.

Allocable Amount: as defined in Section 5.10.3.

Anti-Corruption Law: any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and Patriot Act.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and legally enforceable governmental guidelines applicable to the Person, property or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders, administrative announcements, writs, injunctions and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined by the average daily Availability for the last Fiscal Quarter:

Level	Average Daily Availability	Base Rate Loans	LIBOR Loans
I	> 50,000,000	0.75%	1.75%
II	> $35,000,000 < $50,000,000	1.00%	2.00%
III	< $35,000,000	1.25%	2.25%

Until the first day of the month following delivery of the first financial statements pursuant to Section 10.1.2(a) or (b), margins shall be determined as if Level II were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.

Approved Fund: any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

Asset Disposition: a sale, lease, exclusive license, consignment, transfer or other disposition of Property of an Obligor, including any disposition in connection with a Sale Leaseback transaction, synthetic lease or statutory division of a limited liability company (excluding any sale or transfer of Equity Interests in the Borrowers or their Subsidiaries).

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Availability: the Borrowing Base, minus Revolver Usage, plus, solely with respect to the Cash Dominion Trigger Period, Reporting Trigger Period, Financial Covenant Trigger Period, Payment Conditions and Section 10.1.1(b), the Cash Component.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) liabilities secured by Liens upon Collateral that are or may reasonably be determined to be senior to Agent’s Liens on the ABL Priority Collateral (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Dilution Reserve; and (e) additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to establish and increase or decrease from time to time; provided that, any reserve established or modified by the Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the Agent in good faith; provided further that circumstances, conditions, events or contingencies known to the Agent as of the Closing Date shall not be the basis for any such establishment or modification after the Closing Date unless such circumstances, conditions, events or contingencies known to Agent have materially and adversely changed; provided further that (i) as a condition to the establishment of any new category of reserves, or any increase in reserves resulting from a change in the manner of determination thereof, any Required Reserve Notice shall have been given to the Borrower Agent and the Agent shall be available to discuss the proposed reserve or increase, and the Borrower Agent may take such action as may be required so that the event, condition or matter that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agent in the exercise of its Permitted Discretion (it being understood that during the notice period set forth in the Required Reserve Notice, the amount of such new or increased reserve shall not be available for Borrowing by the Borrowers) and (ii) notwithstanding anything herein to the contrary, reserves shall not duplicate eligibility criteria contained in the definition of “Inventory Reserve,” “Rent and Charges Reserve,” “Bank Product Reserve,” or “Eligible

Inventory” and vice versa, or reserves or criteria deducted in computing the cost or market value of any Inventory or the NOLV Percentage of any Inventory and vice versa. Notwithstanding anything in any Loan Document to the contrary, reserves in respect of employee liabilities and employee withholdings will be determined based on information contained in the most recent field examination (or, in the Permitted Discretion of the Agent, based on updated information provided to the Agent by the Borrower Agent).

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation: with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

Bank Product: any of the following products or services extended to a Borrower or Affiliate of a Borrower by a Lender or any of its Affiliates: (a) Cash Management Services; (b) Swaps; (c) commercial credit card and merchant card services; (d) credit products provided to Foreign Subsidiaries which are not cash secured; and (e) supply chain finance, credit insurance, leases and other banking products or services, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion with respect to Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Base Rate be less than zero.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance reasonably satisfactory to Agent.

Beneficial Ownership Regulation: 31 C.F.R. §1010.230

Benefit Plan: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

Board of Directors: with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors

Board of Governors: the Board of Governors of the Federal Reserve System of the United States of America.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor or (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (b) Capital Leases and (c) letter of credit reimbursement obligations.

Borrower Agent: as defined in Section 4.4.

Borrower or Borrowers: has the meaning set forth in the introductory paragraph hereto, as the context may require.

Borrower Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers for the most recent 12 months, of (a) EBITDA minus Capital Expenditures paid in cash and cash taxes paid, to (b) Fixed Charges.

Borrower Materials: Borrowing Base Reports, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other information, reports, financial statements and materials delivered by Obligors under the Loan Documents, as well as Reports and other information provided by Agent to Lenders in connection with the credit facility established by this Agreement.

Borrowing: Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate Commitments; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.

Borrowing Base Report: a report of the Borrowing Base, in form and substance reasonably satisfactory to Agent.

Business Day: any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and Texas; and if such day relates to a LIBOR Loan, is also a day on which dealings in Dollar deposits are conducted in the London interbank market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions and other capital expenditures that are (or should be) set forth in a consolidated statement of cash flows of the Borrowers for such period prepared in accordance with GAAP.

Capital Lease Obligation: an obligation that is a Capitalized Lease; and the amount of Debt represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on August 9, 2017.

Capitalized Lease: leases that have been or should be, in accordance with GAAP as in effect on August 9, 2017, recorded as capitalized leases.

Capitalized Software Expenditures: for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Borrower or a Subsidiary during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Borrower or Subsidiary.

Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) 103% of LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including reasonable and documented fees, expenses, indemnification obligations and Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due. “Cash Collateralization” has a correlative meaning.

Cash Component: the lesser of (a) $5,000,000 and (b) the amount of Eligible Cash.

Cash Dominion Trigger Period: the period (a) commencing on any day that (i) a Significant Event of Default occurs, or (ii) Availability is less than the greater of $7,500,000 and 10% of the Borrowing Base, in each case, for a period of three (3) consecutive Business Days; and (b) continuing until, during each of the preceding 20 consecutive days, no Significant Event of Default has existed and Availability has been more than the greater of $7,500,000 and 10% of the Borrowing Base.

Cash Equivalents: (a) readily marketable obligations issued or directly and fully guaranteed or insured by, and backed by the full faith and credit of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better)

by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the US Dollar Equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P and P-2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations; (d) commercial paper and variable or fixed rate notes issued by an Approved Bank (defined below) (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof; (e) marketable short-term money market and similar highly liquid funds and shares thereof either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the US Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (f) dollars, euro, pounds, Australian dollars, Swiss Francs, Canadian dollars, Yuan and such other currencies in the ordinary course of business; (g) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the US Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof; (h) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof); (i) investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s; (j) instruments equivalent to those referred to in clauses (a) through (i) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; (k) investments, classified in accordance with GAAP as current assets of any Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (j) of this definition; and (l) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

CFC: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority but only to the extent such requests, rules, guidelines, requirements or directives are applied to the Borrowers and their Subsidiaries by the Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable credit facilities.

Change of Control: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than other than the Permitted Holders (or any holding company parent of Modular DE owned directly or indirectly by the Permitted Holders), becomes the “beneficial owner” of 40% or more of the Equity Interests entitled to vote for the election of directors of Modular DE (or any direct or indirect parent of Modular DE) having a majority of the aggregate votes on the Board of Directors of Modular DE (or any direct or indirect parent of Modular DE) and the aggregate number of votes for the election of such directors of the Equity Interests beneficially owned by such Person or group is greater than the aggregate number of votes for the election of such directors represented by the Equity Interests beneficially owned by the Permitted Holders, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise) directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of Modular DE having a majority of the aggregate votes on the Board of Directors of Modular DE), or (b) Modular DE fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Obligor.

For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof, (ii) the phrase Person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of Modular DE, directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of clause (a) of this definition, (iv) a Person or group shall not be deemed to beneficially own Equity Interests to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (v) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the Board of Directors of such Person’s parent.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented fees of counsel and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto. Notwithstanding anything to the contrary herein or in any other Loan Document, Borrower shall only pay in connection with any Claim, the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel and one local counsel in each applicable jurisdiction (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict notifies Borrower Agent in writing of the existence of such conflict and thereafter retains its own counsel, one additional counsel) for all Indemnities (which may include a single special counsel acting in multiple jurisdictions).

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986, as amended.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations. For the avoidance of doubt, at no time shall Collateral include any Excluded Assets.

Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Commitments” means the aggregate amount of all Lenders’ Commitments.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, and any successor statute.

Communication: any notice, request, election, representation, certificate, report, disclosure, authorization, or other information or statement relating hereto, including any Loan Document or Borrower Materials.

Compliance Certificate: a certificate, in form and substance reasonably satisfactory to Agent, by which Borrowers certify compliance with Section 10.3 and calculation of Global Fixed Charge Coverage Ratio regardless of whether or not a Financial Covenant Trigger Period exists.

Computing: has the meaning set forth in the introductory paragraph hereto.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Control: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

Covered Entity: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

Cure Amount: has the meaning set forth in Section 11.6.1.

Cure Right: has the meaning set forth in Section 11.6.1.

Customary Escrow Provisions: customary redemption terms in connection with escrow arrangements.

Debt: as applied to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable), (e) all Debt of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Debt” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and (iv) Debt of any parent entitty appearing on the balance sheet of a Borrower, or solely by reason of push down accounting under GAAP. The amount of Debt of any Person for purposes of clause (e) above shall (unless such Debt has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Debt and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Debt of the Borrowers and the Subsidiaries, their parent companies and their subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Debt having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

Debtor Relief Laws: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default: means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within one Business Day; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreement: control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

Designated Jurisdiction: a country or territory that is the target of country- or territory-wide Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region).

Dilution Percent: the percent, determined for Borrowers’ most recent Test Period, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: a reserve equal to the sum of (a) 1.00% of the Value of Eligible Accounts for each percentage point (or portion thereof) that the Dilution Percent with respect to Accounts owed by Investment Grade Account Debtors exceeds 2.50% plus (b) 1.00% of the Value of Eligible Accounts for each percentage point (or portion thereof) that the Dilution Percent with respect to Accounts owed by Account Debtors which are not Accounts owed by Investment Grade Account Debtors exceeds 5.00%.

Designated Non-Cash Consideration: means the Fair Market Value of non-cash consideration received by an Obligor in connection with an Asset Disposition pursuant to Section 10.2.6(i) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Senior Officer of Borrower Agent, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Asset Disposition). A particular item of Designated Non Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed, sold or otherwise disposed of or returned in exchange for consideration in the form of cash or Permitted Investments in compliance with Section 10.2.6.

Distribution: any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

Disposed EBITDA: means, with respect to any Sold Entity or Business for any period, the amount for such period of EBITDA of such Sold Entity or Business (determined as if references to the Borrowers and Subsidiaries in the definition of the term “EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

Disqualified Equity Interest: with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Debt or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof.

Disqualified Lenders: means (i) those Persons identified by the Borrower Agent in writing prior to the Closing Date (or any later date reasonably acceptable to the Agent), (ii) those Persons who are competitors of Holdings and its Subsidiaries identified by a Sponsor, the Parent Borrower or Holdings to the Administrative Agent from time to time in writing (including by email) which designation shall become effective two days after delivery of each such written supplement to the Agent, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Loans or Commitments, and (iii) in the case of each Persons identified pursuant to clauses (i) and (ii) above, any of their Affiliates that are (x) identified in writing by Borrower Agent from time to time or (y) clearly identifiable as Affiliates on the basis of such Affiliate’s name (other than, in the case of this clause (y), Affiliates that are bona fide debt funds).

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrowers at Bank of America or another bank reasonably acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

EBITDA: means, for any period, for any Person, Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities;

(ii) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations;

(iii) depreciation and amortization (including amortization of Capitalized Software Expenditures and amortization of deferred financing fees or costs);

(iv) other non-cash charges (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charge in the current period and (B) to the extent such Person elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(v) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary deducted (and not added back in such period to Net Income) excluding cash distributions in respect thereof;

(vi) (A) the amount of expenses relating to payments made to option holders of such Person or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents and (B) the amount of fees, expenses and indemnities paid or accrued in such period to directors, including of such Person and any direct or indirect parent company thereof;

(vii) any losses on the sale or receivables and related assets pursuant to a Permitted Receivables Financing;

(viii) any costs or expenses incurred by such Person or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of such Person or Net Proceeds of an issuance of Equity Interests of such Person;

(ix) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(x) earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(xi) expenses consisting of internal software development costs that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP;

(xii) Public Company Costs;

(xiii) other add backs and adjustments reflected in a quality of earnings report provided by a “big four” accounting firm with respect to any acquisition or other Investment (including, for the avoidance of doubt, add backs and adjustments of the same type in future periods);

(xiv) any expenses reimbursed in cash during such period by non-Affiliate third parties (other than such Person or any of its Subsidiaries); and (xv) revenue of such Person and its Subsidiaries arising from the operation of the Work Opportunity Tax Credit legislation (as if such legislation was approved on January 1 of the fiscal year to which such revenue relates); provided that the aggregate amount added to EBITDA for such period pursuant to this clause (xiv) shall not exceed 2.0% of consolidated revenue for such Person and its Subsidiaries for such period;

plus

(b) without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies (collectively, “Run Rate Benefits”) related to the Transactions or any Specified Transaction, any restructuring, cost saving initiative, new contract or other initiative projected by such Person in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken or initiated on or prior to the date that is 24 months after the end of the relevant Test Period (including actions initiated prior to the Closing Date) (in the good faith determination of such Person), including any Run Rate Benefits, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of such Person or any of its Subsidiaries (whether accounted for on the financial statements of any such joint venture or such Person) with respect to any Specified Transaction, and any restructuring, cost saving initiative or other initiative (which Run Rate Benefits shall be added to EBITDA until fully realized and calculated on a pro forma basis as though such Run Rate Benefits had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such Run Rate Benefits are reasonably quantifiable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such Run Rate Benefits, operating expense reductions or synergies that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) (C) the share of any such Run Rate Benefits, expenses and charges with respect to a joint venture that are to be allocated to such Person or any of its Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in EBITDA for the relevant Test Period and (D) the amount added back pursuant to this clause (b) in any Test Period, when taken together with amounts added back to Net Income pursuant to clause (a)(i) thereof, shall not exceed 35% of EBITDA for such Test Period (calculated after giving effect to amounts added back pursuant to this clause (b));

plus

(c) without duplication and to the extent already deducted (and not added back) in arriving at such Net Income, the amount of discretionary research and development costs incurred by such Person and its Subsidiaries which are identified in good faith by such Person to have been incurred specifically for the purposes of qualifying for a reduced tax rate or other tax incentive in Brazil and that were not required to support such Person’s ongoing research and development activities; provided that (i) the aggregate amount of such costs added pursuant to this clause shall not exceed $5,000,000 in any Test Period and (ii) if the aggregate amount of such costs added pursuant to this clause with respect to any fiscal year of such Person exceeds the tax benefit actually derived therefrom calculated by such Person in good faith based on its annual tax returns, the amount of any such excess shall reduce EBITDA in the fiscal quarter in which such annual tax returns are filed or, if earlier, in the fiscal quarter in which such excess is determined;

plus

(d) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (d) below for any previous period and not added back less

(e) without duplication and to the extent included in arriving at such Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Net Income or EBITDA in any prior period);

(ii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary added (and not deducted in such period from Net Income);

in each case, as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP; provided that,

(I)        there shall be included in determining EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by such Person or any Subsidiary during such period whether such acquisition occurred before or after the Closing Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”) based on the Acquired EBITDA of such Acquired Entity of Business for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis; and

(II)        there shall be (A) excluded in determining EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by such Person or any Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at such Person’s election, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”) based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis and (B) included in determining EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Agent (for further deliver to the Lenders).

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic Copy: as defined in Section 14.8.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars that, unless otherwise approved by the Agent in its Permitted Discretion, is not excluded by the following requirements:

(a)(i) with respect to Accounts with terms up to and including net 60 days, it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date and (ii) with respect to Accounts with terms greater than net 60 days, it is unpaid for more than 30 days after the original due date, or more than 150 days after the original invoice date;

(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;

(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds:

(i) with respect to Investment Grade Eligible Accounts owed by Flex Ltd. (formerly Flextronics International Limited), a Singapore registered public company limited by shares and having company registration no. 199002645H and its Affiliates, 30% of the aggregate Eligible Accounts of each such Account Debtor and its Affiliates (or such other percentage as Agent may establish for the Account Debtor from time to time);

(ii) with respect to Investment Grade Eligible Accounts owed by Arrow Electronics, Inc., a Colorado corporation and its Affiliates, 30% of the aggregate Eligible Accounts of each such Account Debtor and its Affiliates (or such other percentage as Agent may establish for the Account Debtor from time to time);

(iii) with respect to Investment Grade Eligible Accounts owed by Jabil Inc., a Florida corporation and its Affiliates, 30% of the aggregate Eligible Accounts of each such Account Debtor and its Affiliates (or such other percentage as Agent may establish for the Account Debtor from time to time);

(iv) with respect to Investment Grade Eligible Accounts owed by Intel Malaysia Sdn. Berhad, a limited company incorporated in Malaysia and its Affiliates, 30% of the aggregate Eligible Accounts of each such Account Debtor and its Affiliates (or such other percentage as Agent may establish for the Account Debtor from time to time); provided, that the aggregate Value of Accounts deemed eligible owed by Intel Malaysia Sdn. Berhad, shall at no time exceed $10,000,000; and

(v) with respect to all other Accounts, 15% of the aggregate Eligible Accounts (or such other percentage as Agent may establish for the Account Debtor from time to time);

(d) it is not subject to a Permitted Receivables Financing;

(e) it is subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance reasonably satisfactory in all respects to Agent;

(h) it is owing by the United States or any department, agency or instrumentality thereof in the aggregate amount greater than $1,000,000, unless the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act;

(i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien;

(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l) the Account Debtor has made a partial payment;

(m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.

In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than (x) 120 days old with respect to Accounts with terms up to and including net 60 days will be excluded and (y) 150 days old with respect to Accounts with terms greater than net 60 days will be excluded.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 12.13; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed) and Agent; or (c) during a Significant Event of Default, any Person acceptable to Agent in its discretion. Notwithstanding the foregoing, no Disqualified Lender or Defaulting Lender shall be an Eligible Assignee.

Eligible Cash: cash of Borrowers held in Deposit Accounts specified by Borrower Agent and held at Bank of America and subject to a Deposit Account Control Agreement in favor of Agent; provided, that Borrowers may not withdraw any amounts from such Deposit Account if an Overadvance exists immediately prior to such withdrawal or will result after giving effect to such withdrawal.

Eligible Inventory: Inventory of the Borrowers subject to a duly perfected Lien in favor of the Agent held for sale in the Ordinary Course of Business of the Borrowers that, unless otherwise approved by the Agent in its Permitted Discretion, meets the following requirements: (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable (unless the most recent appraisal delivered to the Agent ascribes a value to such slow-moving or obsolete inventory), and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; ; (f) [Reserved]; (g) [Reserved]; (h) is within the continental United States or Canada; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established (other than Inventory sold by a Borrower on “destination terms” in the Ordinary Course of Business); and (l) is reflected in the details of a current perpetual inventory report.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any

Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Laws: Applicable Laws relating to public health (to the extent involving exposure to hazardous materials or regarding protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

Environmental Liability: means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) Environmental Laws and the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or Hazardous Materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan; (d) receipt of any notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default: as defined in Section 11.

Exchange Act: the United States Securities Exchange Act of 1934, as amended from time to time.

Exchange Rate: on any day, for purposes of determining the US Dollar Equivalent of any amount denominated in a currency other than Dollars, the rate at which such currency may be exchanged into Dollars as set forth at approximately 11:00 a.m. on such day as set forth on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Agent and the Borrower Agent, or, in the absence of such an agreement, such Exchange Rate shall instead be the spot rate of exchange of the Agent through its principal foreign exchange trading office, at or about 11:00 a.m., New York City time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

Excluded Assets: (a) any fee-owned Real Estate with a fair market value of less than $5,000,000 and all leasehold interests in Real Estate, (b) motor vehicles and other assets subject to certificates of title or ownership, (c) Equity Interests of (y) Immaterial Subsidiaries and (z) not-for-profit Subsidiaries, captive insurance companies and other special purpose subsidiaries (d) Margin Stock and Equity Interests in any Person to the extent either not permitted by, or creating an enforceable right of termination in favor of any other party (other than an Obligor) thereto under, the terms of such Person’s Organic Documents, (e) letter of credit rights with a value of less than $10,000,000 (except to the extent a security interest therein can be perfected by a UCC filing), (f) commercial tort claims with a value of less than $10,000,000 (except to the extent a security interest therein can be perfected by a UCC filing), (g) any lease, license or other agreement (including, without limitation, any state or local franchises, charters or authorizations) with any Person or any property subject thereto at the time of the acquisition of such property (including pursuant to a purchase money security interest or similar arrangement) if, to the extent and for so long as the grant of a Lien thereon to secure the Obligations constitutes a breach of or a default under, or results in the termination of, such lease, license or other agreement or would otherwise require consent of any party thereto (other than any Obligor) unless such consent has been obtained (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, any Applicable Law), (h) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, (i) any asset with respect to which the Borrower Agent shall have reasonably determined (in consultation with the Required Lenders and the Agent) that grant of a Lien thereon to secure the Obligations would result in material adverse tax consequences to an Obligor (other than on account of any Taxes payable in connection with filings, recordings, registrations, stampings and any similar acts in connection with the creation or perfection of Liens) as determined by the Borrower Agent (in consultation with the Required Lenders and the Agent), (j) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any Applicable Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other Applicable Law), (k) any asset of a type or category that is owned by an Obligor as of the Closing Date and is not required to become Collateral hereunder or any other Loan Document in effect on the Closing Date and (l) receivables and related assets (or interests therein) (A) sold to any Receivables Subsidiary or (B) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing.

Excluded Subsidiary: means (a) any Subsidiary that is not a wholly-owned subsidiary an Obligor on the Closing Date or, if later, the date it first becomes a Subsidiary, (b) each Immaterial Subsidiary, (c) any Subsidiary that is prohibited by (i) Applicable Law or (ii) any contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such governmental consent, approval, license or authorization has been obtained) or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to an Obligor or one of its Subsidiaries (as reasonably determined by Borrower Agent in consultation with the Required Lenders and the Agent), (d) any FSHCO, (e) any Foreign Subsidiary that is a CFC within the meaning of Section 957 of the Code, and (f) each Receivables Subsidiary.

Excluded Swap Obligation: with respect to an Obligor, (a) each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” or similar import of such Obligor as specified in any agreement between the relevant Obligor and counterparty applicable to such Swap Obligation. If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.9; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.

Existing Credit Facility: the credit facilities provided to Borrower and Parent Borrower pursuant to the Existing Credit Facility Agreement, as amended, amended and restated, modified or otherwise supplemented from time to time.

Existing Credit Facility Agent:  Barclays Bank PLC.

Existing Credit Facility Agreement: that certain Third Amended and Restated Credit Agreement dated as of March 6, 2020, among Holdings, Parent Borrower, Technologies, various lenders party thereto and Existing Credit Facility Agent as administrative agent and as collateral agent thereto.

Existing Facility Intercreditor Agreement:  that certain Intercreditor Agreement dated as of even date herewith between Agent and Existing Credit Facility Agent.

Existing Facility Priority Collateral: has the meaning given thereto in the Existing Credit Facility Intercreditor Agreement.

Extraordinary Expenses: all costs, expenses or advances incurred by Agent during a Default or Event of Default or an Obligor’s Insolvency Proceeding, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent’s Liens, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances, each of which shall be reasonable and documented, include Other Taxes and, in each case, reasonable and documented transfer fees, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Fair Market Value: with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by Borrower Agent.

FATCA: Sections 1471 through 1474 of the Code as in effect on the date hereof (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Federal Funds Rate: (a) the weighted average per annum interest rate on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the FRBNY on the next Business Day; or (b) if the rate is not so published, the average per annum rate (rounded up to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall the Federal Funds Rate be less than zero.

Financial Covenant Trigger Period: the period (a) commencing on any day that Availability is less than the greater of $7,500,000 and 10% of the Borrowing Base; and (b) continuing until, during each of the preceding 20 consecutive days, no Significant Event of Default has existed and Availability has been more than the greater of $7,500,000 and 10% of the Borrowing Base.

Financial Performance Covenant: means the covenants set forth in Section 10.3.

Fiscal Quarter: means the Borrowers’ fiscal quarter based on the Borrowers’ accounting cycle, which is a 4-4-5 accounting cycle.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes.

Fixed Charges: the sum of (a) cash interest expense (net of cash interest income), (b) principal payments made on long-term Borrowed Money (other than payments made by Borrower or Global (as applicable) or any of its Subsidiaries to Borrower or Global (as applicable) or any of its Subsidiaries) and (c) Distributions made in cash. Notwithstanding the foregoing, clause (a) shall exclude, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (ii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iii) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (iv) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (v) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to any Investment, all as calculated on a consolidated basis in accordance with GAAP, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting Debt, (ix) any interest expense attributable to a direct or indirect parent entity resulting from push down accounting and (x) any expense resulting from the discounting of Debt in connection with the application of recapitalization or purchase accounting.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

FRBNY: Federal Reserve Bank of New York.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

FSHCO: means any direct or indirect Subsidiary of an Obligor that has no material assets other than Equity Interests (including for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more direct or indirect Foreign Subsidiaries that are CFCs.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, reasonable and documented fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit reasonably acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Global: SMART Global Holdings, Inc., a Cayman Islands exempted company.

Global Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Global and its Subsidiaries for the most recent 12 months, of (a) EBITDA minus Capital Expenditures paid in cash and cash taxes paid, to (b) Fixed Charges.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantee: of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Debt). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a financial officer. The term “Guarantee” as a verb has a corresponding meaning.

Guarantor Payment: as defined in Section 5.10.3.

Guarantors: collectively, Modular DE, Smart High Reliability, Premiere Customs, Premiere Logistics, Smart Wireless, and any other Person that guarantees payment or performance of the Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hazardous Materials: all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes regulated as hazardous or toxic, or any other term of similar meaning and regulatory effect, pursuant to any Environmental Law.

Holdings: SMART Worldwide Holdings, Inc., a Cayman Islands exempted company.

Immaterial Subsidiary: any Subsidiary other than a Material Subsidiary.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, rights in software and databases; all rights in all related documentation, applications and registrations and all Licenses.

Intellectual Property Claim: any written claim or assertion (whether by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercompany Subordination Agreement: a subordination agreement in form and substance reasonably satisfactory to Agent executed by and among the Obligors and their Affiliates.

Interest Payment Date: (a) for each LIBOR Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first day of each calendar month.

Interest Period: as defined in Section 3.1.3.

Intermediate Parent: any Subsidiary of Holdings and of which any Borrower is a wholly-owned direct or indirect subsidiary.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: the sum of (i) the lesser of (a) 65% of the Value of Eligible Inventory excluding the Newark Inventory and (b) 85% of the NOLV Percentage of the Value of Eligible Inventory excluding the Newark Inventory, plus (ii) the lesser of (a) 75% of the Value of Eligible Inventory consisting of Newark Inventory and (b) 95% of the NOLV Percentage of the Value of Eligible Inventory consisting of Newark Inventory; provided, that the aggregate amount of the Inventory Formula Amount supported by Eligible Inventory which is slow moving shall not exceed $5,000,000.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an outstanding advance or capital contribution to or other investment in a Person.

Investment Grade Account Debtor: any Account Debtor that maintains a credit rating of at least BBB- or higher by S&P or Baa3 or higher by Moody’s.

Investment Grade Accounts Formula Amount: 90% of the Value of Investment Grade Eligible Accounts.

Investment Grade Eligible Accounts: Eligible Accounts owing by any Investment Grade Account Debtor.

IRS: the United States Internal Revenue Service.

ISDA Definitions: 2006 ISDA Definitions (or successor definitional booklet for interest rate derivatives) published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time.

Issuing Bank: Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.2.4. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank and Agent.

LC Conditions: upon giving effect to issuance of a Letter of Credit, (a) the conditions in Section 6 are satisfied; (b) total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the Letter of Credit are satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including requests and applications) delivered by any Borrower or other Person to Issuing Bank or Agent in connection with a Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrowers for draws under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request by Borrower Agent for issuance of a Letter of Credit, in form reasonably satisfactory to Agent and Issuing Bank.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

Lenders: individually and collectively, as the context may require, lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans or Protective Advances) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing. Unless the context otherwise requires, the term “Lenders” includes providers of Swingline Loans.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers’ acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: $30,000,000.

LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London interbank offered rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other available source designated by Agent from time to time); provided, that any comparable or successor rate established hereunder shall be applied by Agent in a manner consistent with market practice and, if not administratively feasible, as reasonably determined by the Agent; and provided further, that in no event shall LIBOR be less than 0.25%.

LIBOR Loan: a Loan that bears interest based on LIBOR.

LIBOR Replacement Date: as defined in Section 3.6.2.

LIBOR Screen Rate: the LIBOR quote on the applicable screen page that Agent designates to determine LIBOR (or such other commercially available source providing such quotations as designated by Agent from time to time in its reasonable discretion).

LIBOR Successor Rate: as defined in Section 3.6.2.

LIBOR Successor Rate Conforming Changes: with respect to any proposed LIBOR Successor Rate, any conforming changes to this Agreement, including changes to Base Rate, Interest Period, timing and frequency of determining rates and payments of interest, and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of look-back periods) as may be appropriate, in Agent’s reasonable discretion, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit its administration by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Agent determines giving due consideration to any evolving or then existing convention for similar dollar denominated syndicated credit facilities for such alternate benchmark rates for similarly situated borrowers), in each case, with the prior consultation with Borrower Agent.

License: any written license or agreement under which an Obligor is authorized to use Intellectual Property in connection with (i) any manufacture, marketing, distribution or disposition of Collateral, (ii) any use of Property or (iii) any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property pursuant to a License.

Lien: an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver Collateral to Agent upon request; and (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien and agrees to deliver Collateral to Agent upon request.

Loan: a loan made by a Lender under the credit facility established by this Agreement.

Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Management Investor: means the directors, officers, partners, members and employees of Modular DE (or any direct or indirect parent thereof), the Borrowers and/or their respective Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Modular DE (or any direct or indirect parent thereof).

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: means any event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, Properties, financial condition, or results of operations of the Obligors, taken as a whole, (b) the ability of the Obligors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Agent (taken as a whole) under the Loan Documents.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $25,000,000 or more.

Material Indebtedness: the (a) Debt incurred pursuant to the Existing Credit Facility Agreement, subject to the Existing Facility Intercreditor Agreement; and (b) Debt for Borrowed Money (other than the Obligations) in an aggregate principal amount exceeding $25,000,000; provided that in no event shall any Permitted Receivables Financing be considered Material Indebtedness for any purpose unless an Obligor has provided a Guarantee of such Permitted Receivables Financing. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that a Borrower or Subsidiary would be required to pay if such Swap were terminated at such time.

Material Subsidiary: (i) each Wholly Owned Subsidiary that, as of the last day of the most recent Test Period, had revenues or total assets for the fiscal quarter of the Borrowers ended on such last day in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Borrowers for such quarter and (ii) any group comprising Wholly Owned subsidiaries that each would not have been a Material Subsidiary under clause (i) but that, taken together, as of the last day of such fiscal quarter of the Borrowers, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Borrowers for such quarter; provided that solely for purposes of Section 11.1(f) each such Subsidiary forming part of such group is subject to an Event of Default under one or more of such Sections.

Moody’s: Moody’s Investors Service, Inc. or any successor reasonably acceptable to Agent.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan with two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Net Income: for any period, the net income (loss) of any Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(i) restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Closing Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements and (ii) any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or costs savings initiatives), signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgements thereof) and extraordinary, non-recurring or unusual gains or losses or expenses (less all fees and expenses relating thereto but including any accruals or reserves in respect thereof);

(ii) the cumulative effect of a change in accounting principles during such period to the extent included in Net Income;

(iii) Transaction Costs;

(iv) the net income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to aBorrowers or a Subsidiary thereof during such period to the extent such dividends or distributions or other payments are attributable to the net income for such period of such Person;

(v) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460);

(vi) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(viii) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period;

(ix) all Non-Cash Compensation Expenses;

(x) any income (loss) attributable to deferred compensation plans or trusts;

(xi) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the such Person or any Borrower or any Subsidiary in respect of such investment);

(xii) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(xiii) any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period;

(xiv) any non-cash gain (loss) related to currency remeasurements of Debt, net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances or other balance sheet items (including Debt and gain or loss relating to translation of assets and liabilities);

(xv) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Net Income for the period in which such cash payment was made);

(xvi) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities);

(xvii) any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of net income exceed the net amounts paid in cash related to workers’ compensation programs in that period, and

(xviii) any reserves, accruals or obligations accrued by such Person or any of its Subsidiaries for any federal and state employment tax liabilities, including social security, federal unemployment, state unemployment and state disability taxes deducted in the calculation of net income during such period, less the amount of such obligations paid in cash with respect to such period.

There shall be excluded from Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and its Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Closing Date and any Permitted Acquisitions or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Net Income, Net Income shall include (i) the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with the Transactions, any acquisition or other Investment or any disposition of any asset permitted hereunder and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs, fees and expenses actually incurred in connection therewith, including legal fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees; (b) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (w) any funded escrow established pursuant to the documents evidencing any Asset Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Borrowers and/or any Subsidiaries receives cash in an amount equal to the amount of such reduction, (x) the amount of all payments that are permitted hereunder and are made by the Borrowers and the Subsidiaries as a result of such event to repay Debt (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Borrowers and the Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrowers or any Subsidiary; (c) transfer or similar taxes paid or reasonably estimated to be payable; and (d) reserves for indemnities and other contingent liabilities reasonably estimated to be payable, until such reserves are no longer needed.

New Project: (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by a Borrower or a Subsidiary which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

Newark Inventory: finished goods Inventory of a Borrower consisting of physical device capable of storing information temporarily (e.g. Dynamic Random-Access Memory and flash modules).

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Agent.

Non-Cash Compensation Expense: any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

Non-Investment Grade Accounts Formula Amount: 85% of the Value of Non-Investment Grade Eligible Accounts.

Non-Investment Grade Eligible Accounts: Eligible Accounts other than Investment Grade Eligible Accounts.

Non-Wholly Owned Subsidiary: of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

Notice of Borrowing: a request by Borrower Agent for a Borrowing, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: a request by Borrower Agent for conversion or continuation of a Loan as a LIBOR Loan, in form reasonably satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, reasonable and documented expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter, Lien Waiver, Borrower Material, the Existing Credit Facility Agreement, any intercreditor agreement (including the Existing Facility Intercreditor Agreement), subordination agreement (including the Intercompany Subordination Agreement), or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: the amount by which Revolver Usage exceeds the Borrowing Base at any time.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Parent Borrower: SMART Modular Technologies (Global), Inc., a Cayman Islands exempt company formed and registered under the laws of the Cayman Islands.

Payment Conditions: as to any relevant action contemplated in this Agreement, the satisfaction of each of the following conditions:

(a) as of the date of any such action and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom;

(b) either:

(x) (i) the Global Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to such action is at least 1:00 to 1:00, as measured on a trailing twelve month basis as of the most recent month end, and (ii) after giving pro forma effect to such action, Availability for each of the 20 days immediately preceding the date of such action and immediately after giving effect to such action is greater than the greater of 15% of the Borrowing Base and $11,000,000; or

(y) after giving pro forma effect to such action, Availability for each of the 20 days immediately preceding the date of such action and immediately after giving effect to such action is greater than the greater of 20% of the Borrowing Base and $15,000,000; and

(c) the Agent shall have received a certificate from a Senior Officer of the Borrower Agent within five (5) Business Days of the relevant action taken hereunder in reliance on compliance with the Payment Conditions certifying as to compliance and satisfaction with the preceding clauses and demonstrating in detail the calculations required thereunder.

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Penguin: has the meaning set forth in the introductory paragraph hereto.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer Plan, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby, (b) the Payment Conditions are satisfied with respect to each such Acquisition, (c) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1 and 10.2.2, (d) Borrowers deliver to Agent, by no later than 10 Business Days (or such longer period as approved by Agent) following the consummation of the Acquisition, copies of all material agreements relating thereto and a certificate, and (e) provided that it is not an Excluded Subsidiary or a Foreign Subsidiary, the Person guarantees the Obligations in a manner reasonably satisfactory to Agent and executes and delivers such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all assets of such Person, in form and substance reasonably satisfactory to Agent.

Permitted Discretion: a determination made in good faith, using reasonable business judgment (from the perspective of a secured, asset-based lender). Any Availability Reserve established or modified by the Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the Agent in good faith; provided that circumstances, conditions, events or contingencies known to the Agent as of the Closing Date shall not be the basis for any such establishment or modification after the Closing Date unless such circumstances, conditions, events or contingencies known to Agent have materially and adversely changed (it being understood and agreed that the foregoing shall not limit the ability of the Agent to increase the amount of any Availability Reserve, including in those categories identified or referred to in the Borrowing Base Report delivered on the Closing Date).

Permitted Encumbrances:

(a) Liens for Taxes, assessments or other governmental charges or other governmental charges that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower or any of its Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations (other than under ERISA or the Code), surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices;

(e) easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of any Borrower and its Subsidiaries, taken as a whole;

(f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 11.01(h);

(g) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of any Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of any Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 10.2.1;

(h) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and

(i) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by any Borrower or any of its Subsidiaries.

Permitted Holders: means (a) the Sponsors, (b) the Management Investors and their respective Permitted Transferees and (c) any group of which the Persons described in clauses (a) and/or (b) are members and any other member of such group; provided that the Persons described in clauses (a) and (b), without giving effect to the existence of such group or any other group, collectively own, directly or indirectly, voting Equity Interests in such Person representing a majority of the aggregate votes entitled to vote for the election of directors of such Person having a majority of the aggregate votes on the Board of Directors of such Person owned by such group.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $10,000,000 at any time and its incurrence does not violate Section 10.2.3.

Permitted Receivables Financing: receivables securitizations or other receivables financings (including any factoring program) that are non-recourse to Obligors or Subsidiaries (except for (w) recourse to any Foreign Subsidiaries that own the assets underlying such financing (or have sold such assets in connection with such financing), (x) any customary limited recourse or, to the extent applicable only to non-Obligors, that is customary in the relevant local market, (y) any performance undertaking or Guarantee, to the extent applicable only to non-Obligors, that is customary in the relevant local market, and (z) an unsecured parent Guarantee by an Obligor or a Subsidiary that is a parent company of a Foreign Subsidiary of obligations of Foreign Subsidiaries, and, in each case, reasonable extensions thereof); provided that, (i) with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period, and (ii) with respect to a Permitted Receivables Financing that includes the transfer of Accounts of any Borrower, (1) immediately prior to the consummation of such Permitted Receivables Financing, Borrowers shall deliver to Agent an updated Borrowing Base Report reflecting the impact on the Borrowing Base by such transfer, (2) Agent and the purchaser of such Accounts (or trustee or agent acting on behalf thereof) shall have entered into an agreement reflecting the priority of their rights with respect to the Accounts originated by the applicable Borrower and the handling of collection of such Accounts, and (3) the proceeds of such transfer of Accounts received by the applicable Borrower shall be equal to or greater than any impact on the Accounts Formula Amount from the exclusion of such Accounts thereof and if a Cash Dominion Trigger Period exists, such proceeds are paid to the Agent for application to the outstanding Loans.

Permitted Receivables Net Investment: the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of Accounts and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such Accounts and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than an Obligor).

Permitted Refinancing: with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Debt permitted pursuant to clauses (a), (e), (xx), (xxii), and (xxiii) of Section 10.2.1, Debt resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed or extended, (c) if the Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, Debt resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended and (d) if the Debt being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 10.2.1(a)(ii), (i) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), rate floors, fees, discounts and redemption premium) of Debt resulting from such modification, refinancing, refunding, renewal or extension are not, taken as a whole, are not materially more favorable to the investors providing such Debt than the terms and conditions of the Debt being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after Termination Date at the time such Debt is incurred) (it being understood that, to the extent that any financial maintenance covenant and any related equity cure or any other covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant and related equity cure or other covenant is either (A) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Termination Date at the time of such refinancing); provided that a certificate of a Senior Officer delivered to the Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Debt or drafts of the documentation relating thereto, stating that the Borrower Agent has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies Borrower Agent within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Debt resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Debt being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Debt in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 10.2.1. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Debt.

Permitted Transferees: means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) any trust or other legal entity the beneficiary of which is such Person’s immediate family, including his or her spouse, ex- spouse, children, stepchildren or their respective lineal descendants and (c) without duplication with any of the foregoing, such Person’s heirs, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in Holdings or the Parent.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.

Plan: any Benefit Plan maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

Post-Transaction Period: with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

Pre-Adjustment Successor Rate: as defined in Section 3.6.2.

Premiere Customs: has the meaning set forth in the introductory paragraph hereto.

Premiere Logistics: has the meaning set forth in the introductory paragraph hereto.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Forma Disposal Adjustment: for any Test Period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in EBITDA projected by the Borrower Agent in good faith as a result of contractual arrangements between any Borrower or any Subsidiary entered into with such

Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings diligently conducted; (c) adequate reserves with respect thereto are maintained on the books of the applicable Obligor in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; and (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

Public Company Costs: costs relating to compliance with the provisions of the Exchange Act (and any similar Applicable Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ and employees’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other costs associated with being a public company.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capitalized Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Qualified Equity Interests: Equity Interests in a Borrower or any parent of a Borrower other than Disqualified Equity Interests.

Real Estate: all right, title and interest (whether as owner or lessee) in any real Property or any buildings or other improvements located thereon.

Receivables Subsidiary: any Special Purpose Entity established in connection with a Permitted Receivables Financing and any other subsidiary (other than any Obligor) involved in a Permitted Receivables Financing which is not permitted by the terms of such Permitted Receivables Financing to guarantee the Obligations or provide Collateral.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Reimbursement Date: as defined in Section 2.2.2.

Related Adjustment: in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by Agent applicable to such LIBOR Successor Rate in consultation with Borrower Agent giving due consideration to any evolving or then existing convention for similar dollar denominated syndicated credit facilities for such alternate benchmark rate adjustments: (a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (i) is published on an information service selected by Agent from time to time in its discretion, or (ii) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service reasonably acceptable to Agent; or (b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

Relevant Governmental Body: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

Rent and Charges Reserve: the aggregate of a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Reporting Trigger Period: the period (a) commencing on any day that (i) a Significant Event of Default occurs, or (ii) Availability is less than the greater of $7,500,000 and 10% of the Borrowing Base, in each case, for a period of three (3) consecutive Business Days; and (b) continuing until, during each of the preceding 20 consecutive days, (i) no Significant Event of Default has existed, and (ii) Availability has been greater than the greater of $7,500,000 and 10% of the Borrowing Base.

Required Lenders: Lenders holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit.

Required Reserve Notice: (a) so long as no Event of Default has occurred and is continuing, at least three Business Days’ advance written notice to the Borrower Agent (or such shorter period as the Borrower Agent may agree), and (b) if an Event of Default has occurred and is continuing, one days’ advance written notice to the Borrower Agent.

Requirements of Law: means, with respect to any Person, any statutes, laws, treaties, rules, regulations, official administrative pronouncements, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restrictive Agreement: an agreement (other than a Loan Document), instrument, deed or lease that prohibits or limits the ability of any Borrower, Subsidiary or other Obligor to repay Borrowed Money or create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents.

Revolver Usage: (a) the aggregate amount of outstanding Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

Run Rate Benefits: has the meaning assigned to such term in the definition of “EBITDA.”

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor reasonably acceptable to Agent.

Sale Leaseback: any transaction or series of related transactions pursuant to which a Person (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

Sanction: any sanction administered or enforced by the U.S. government (including OFAC), United Nations Security Council, European Union, U.K. government or other sanctions authority.

Scheduled Unavailability Date: as defined in Section 3.6.2.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance reasonably satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product (or such later date as the Agent reasonably agrees), (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Documents: the Guaranties, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer, president, vice president, treasurer or assistant treasurer, or other similar officer, manager or a director of the applicable Obligor and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof.

Settlement Report: a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

Significant Event of Default: any Event of Default under Section 8.1, Section 10.1.2 (a) or (b), Section 10.3, Section 11.1(a) or (j).

Similar Business: (1) any business conducted or proposed to be conducted by an Obligor on the Closing Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which any Obligor engaged or propose to be engaged on the Closing Date.

Smart High Reliability: has the meaning set forth in the introductory paragraph hereto.

Smart Modular Cayman: Smart Modular Technologies (DH), Inc., a Cayman Islands exempt company formed and registered under the laws of the Cayman Islands.

Smart Wireless: has the meaning set forth in the introductory paragraph hereto.

SOFR: with respect to any Business Day, the secured overnight financing rate that is published for such day by FRBNY as administrator of the benchmark (or a successor administrator) on FRBNY’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the next Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Special Purpose Entity: a direct or indirect subsidiary of an Obligor, whose Organic Documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from an Obligor and/or one or more Subsidiary.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

Specified Transaction: with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Debt, Distributions, subsidiary designation, New Project or other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

Sponsor: means Silver Lake Partners V, L.P., its Affiliates and any funds, partnerships, co-investment entities and other investment vehicles managed, advised or controlled thereby or by one or more directors thereof or under common control therewith (other than Global or its Subsidiaries or any portfolio company of any of the foregoing).

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Subordinated Debt: Debt incurred by a Borrower that is contractually subordinates and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity,

interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent (excluding, for the avoidance of doubt, any debt outstanding under the Existing Credit Facility Agreement).

Subsidiary: with respect to any Person, any entity at least 50% of whose voting securities or Equity Interests is owned by such Person (including indirect ownership through other entities in which a Person directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap: any agreement, contract, or transaction that constitutes a “swap” as defined in Section 1a(47) of the Commodity Exchange Act.

Swap Obligations: obligations under an agreement relating to a Swap.

Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Technologies: has the meaning set forth in the introductory paragraph hereto.

Term SOFR: the forward-looking term rate for any period that is approximately (as determined by Agent) as long as any interest period option set forth in the definition of “Interest Period” and that is based on SOFR and has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service selected by Agent from time to time in its discretion.

Termination Date: the earlier of (a) December 23, 2023, or (b) such earlier date on which the Commitments terminate hereunder.

Test Period: at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrowers ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 10.1.2(a) or (b); provided that, prior to the first date after the Closing Date on which financial statements have been delivered pursuant to Section 10.1.2(a) or (b), as applicable, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrowers ended August 28, 2020.

Transactions: collectively, (a) the consummation of the transactions contemplated by this Agreement, (b) the consummation of any other transactions in connection with the foregoing and (c) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

Transaction Costs: any fees or expenses incurred or paid by the Sponsor, the Management Investors, Holdings, the Borrowers or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UK Financial Institution: any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unrestricted Cash: Cash Equivalents not subject to Agent’s Lien and control under documents reasonably satisfactory to Agent.

US Dollar Equivalent: on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than dollars, the equivalent in dollars of such amount, determined by the Agent pursuant to Section 1.4 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

Unused Line Fee Rate: a per annum rate equal to (a) 0.35%, if average daily Revolver Usage was less than 50% of the Commitments during the preceding calendar month, or (b) 0.25%, if average daily Revolver Usage was equal to or greater than 50% of the Commitments during such month.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: a certificate substantially in the form of Exhibit B-1, Exhibit B-2, Exhibit B-3, or Exhibit B-4, as applicable.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, warranties, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Weighted Average Life to Maturity: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

Wholly Owned Subsidiary: with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals or other Persons to the extent required by Applicable Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Write-Down and Conversion Powers: (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2              Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements; provided, that that if the Borrower Agent notifies the Agent that an Obligor or its Subsidiary requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Debt of an Obligor or any or its Subsidiaries at “fair value,” as defined therein and (b) the amount of any Debt under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations. Upon request by Agent or Required Lenders, Borrowers’ financial statements and Borrower Materials shall set forth a reconciliation between calculations made before and after giving effect to any change in GAAP.

1.3              Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4              Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and the rule of ejusdem generis shall not apply to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable); or (g) discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person exercised at any time. Any references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and any determination (including calculation of Borrowing Base and financial covenants) made from time to time by Obligors under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Obligors have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Indemnitee under a Loan Document. No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter. For purposes of any determination under any provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward).

1.5              Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder.

1.6              Accounting Terms; GAAP.

1.6.1                    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time.

1.6.2                    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or utilization of any basket contained in this Agreement, EBITDA, the Borrower Fixed Charge Coverage Ratio and the Global Fixed Charge Coverage Ratio shall be calculated on a pro forma basis to give effect to all Specified Transactions (including the consummation of this Agreement) that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made and to the extent the proceeds of any new Debt are to be used to repay other Debt (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements) no later than 60 days following the incurrence of such new Debt, the Borrowers shall be permitted to give pro forma effect to such repayment of Debt.

1.6.3                    For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test, such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

1.6.4                    Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

Section 2.                CREDIT FACILITIES

2.1              Loan Commitments.

2.1.1                    Commitments. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time through the Termination Date. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2                    Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3                    Use of Proceeds. The proceeds of Loans shall be used by Borrowers (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) for the purpose of funding any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; or (ii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any Person (including any Secured Party or other individual or entity participating in any transaction).

2.1.4                    Voluntary Reduction or Termination. Upon at least 30 days prior written notice to Agent at any time, Borrowers may terminate or reduce the Commitments. Each reduction shall be in an increment of $1,000,000, but not less than $5,000,000 and shall be specified in the notice. Any notice of termination or reduction by Borrowers shall be irrevocable. Borrowers shall at no time reduce the Commitments to an amount less than $50,000,000; provided that a notice of termination delivered may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Debt or the occurrence of some other identifiable event or condition, in which case such notice may be revoked (by notice to the Agent on or prior to the specified effective date of termination) if such condition is not satisfied.

2.1.5                    Overadvances. Any Overadvance shall be repaid by Borrowers within two (2) Business Days (or such later date as the Agent reasonably agrees) after demand therefor by Agent, and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Agent may require Lenders to fund Base Rate Loans that cause or constitute an Overadvance and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance does not exceed 10% of the Borrowing Base without the consent of Required Lenders. In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Commitments. No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6                    Protective Advances. Agent shall be authorized (but shall not have the obligation to), in its discretion, at any time that any condition in Section 6 is not satisfied, to make Base Rate Loans to any Borrower on behalf of the Lenders (each such Loan, a “Protective Advances”) (a) up to an aggregate amount of 10% of the aggregate Commitments outstanding at any time, if Agent reasonably deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate

Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Document, including interest and reasonable and documented costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.7                    Increase in Commitments. Borrowers may request an increase in Commitments from time to time upon not less than 30 days’ notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Commitments, except for a closing fee specified by Borrowers, and (b) total increases under this Section do not exceed $50,000,000 and no more than 3 increases are made. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder. Borrower Agent (in consultation with Agent) may allocate, in its discretion, the increased Commitments among committing Lenders and, if necessary, Eligible Assignees. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, provided the conditions set forth in Section 6.2 are satisfied at such time Agent, Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent reasonably deems appropriate to evidence the increase in and allocations of Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of Commitments.

2.2              Letter of Credit Facility.

2.2.1                    Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until the Termination Date, on the terms set forth herein, including the following:

(a)               Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements reasonably satisfactory to Agent and

Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)               Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business or as otherwise approved by Agent. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, but Issuing Bank may require a new LC Application in its discretion. Subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed in full.

(c)               Borrowers assume all risks of beneficiaries’ acts, omissions or misuses of Letters of Credit. None of Agent, Issuing Bank or Lenders shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. Borrowers shall take all action (including enforcement of available rights against a beneficiary) to avoid and mitigate damages relating to Letters of Credit or claimed against Issuing Bank, Agent or any Lender. Issuing Bank shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a Letter of Credit.

(d)               In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use one legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance)

upon any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2                    Reimbursement; Participations.

(a)               If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)               Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession.

(c)               The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made as provided in this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; a draft, certificate or other document presented under a Letter of Credit being reasonably determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; honor of an electronic demand for payment even if a draft is required; payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any

Obligations. Issuing Bank does not assume responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make any express or implied warranty, representation or guaranty to Lenders with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)               No Indemnitee shall be liable to any Obligor, Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of such Indemnitee’s gross negligence, bad faith or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

2.2.3                    Cash Collateral. At Agent’s or Issuing Bank’s request, Borrowers shall Cash Collateralize the Fronting Exposure of any Defaulting Lender. If a Significant Event of Default shall occur and be continuing, the Termination Date is scheduled to occur within 20 Business Days or the Termination Date occurs Borrowers shall Cash Collateralize all outstanding Letters of Credit. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied). If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived or after the confirmation by Agent of the termination of Defaulting Lender status, as applicable.

2.2.4                    Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank.

Section 3.                INTEREST, FEES AND CHARGES

3.1              Interest.

3.1.1                    Rates and Payment of Interest.

(a)               The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.

(b)               During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment).

(c)               Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, as applicable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans is due and payable in arrears (i) on each Interest Payment Date; (ii) concurrently with prepayment of any LIBOR Loan, with respect to the principal amount being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, within 10 Business Days after demand therefor.

3.1.2                    Application of LIBOR to Outstanding Loans.

(a)               Borrowers may elect to convert any portion of Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)               Borrower Agent shall give Agent a Notice of Conversion/Continuation no later than 1:00 p.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a LIBOR Loan, Borrowers have failed to deliver a Notice of Conversion/Continuation, the Loan shall convert into a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate used in determining LIBOR or with respect to any alternate or replacement for or successor to any such rate, any LIBOR Successor Rate Conforming Changes, or the effect of any of the foregoing.

3.1.3                    Interest Periods. Borrowers shall select an interest period (“Interest Period”) of one, two, three or six months to apply to each LIBOR Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end; (b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of the ending month, then the Interest Period shall expire on such month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Termination Date.

3.2              Fees.

3.2.1                    Unused Line Fee. Borrowers shall pay (or cause to be paid) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Termination Date. For purposes of calculating such fee, no portion of the Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

3.2.2       LC Facility Fees. Borrowers shall pay (or cause to be paid) (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Stated Amount of Letters of Credit, payable in arrears on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, payable in arrears on the first day of each month; and (c) to Issuing Bank, for its own account, all customary and documented charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.2                    Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3              Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8 that is submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 Business

Days following receipt of the certificate. Notwithstanding anything to the contrary in any Loan Document, no Borrower shall be obligated to pay any amounts and no amounts shall accrue on any overdue amount or other amount payable to any Defaulting Lender hereunder so long as such Lender shall be a Defaulting Lender.

3.4              Reimbursement Obligations. Borrowers, if the Closing Date occurs, shall reimburse Agent for all Claims, including all reasonable and documented legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party; provided, that, the Borrowers shall only pay the reasonable and documented or invoiced out-of-pocket pocket costs and expenses incurred by the Agent of one counsel, and to the extent reasonably determined by the Agent to be necessary, one local counsel in each applicable jurisdiction. All reasonable and documented legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including reasonable and documented fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due 10 Business Days after demand therefor.

3.5              Illegality. If any Lender reasonably determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, issue, fund, commit to, participate in, or charge applicable interest or fees with respect to, any Loan or Letter of Credit, or to determine or charge interest based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as LIBOR Loans, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay the applicable Loan, Cash Collateralize the applicable LC Obligations or, if applicable, convert LIBOR Loan(s) of such Lender to Base Rate Loan(s), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6              Inability to Determine Rates; Replacement of LIBOR.

3.6.1                    Inability to Determine Rate. Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request with respect to a Loan, (a) Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR for the Loan or Interest Period (including with respect to calculation of the Base Rate); or (b) Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan; provided, that, notwithstanding anything to the contrary in any Loan Document, in each case, the Borrower Agent may revoke any Notice of Borrowing that is pending when such notice is received. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Agent determines (or is instructed by Required Lenders) to withdraw the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for funding, conversion or continuation of a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan, and Agent may (or shall upon request by Required Lenders) immediately convert any affected LIBOR Loan to a Base Rate Loan.

3.6.2                    Replacement of LIBOR. Notwithstanding anything to the contrary in any Loan Document, if Agent determines in consultation with Borrower Agent (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of Required Lenders, a copy to Borrower Agent) that Borrowers and Required Lenders (as applicable) have determined, that:

(a)               adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including because the LIBOR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(b)               the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator reasonably satisfactory to Agent that will continue to provide LIBOR after such specific date (such specific date, “Scheduled Unavailability Date”); or

(c)               the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(d)               syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, in the case of clauses (a) through (c) above, on a date and time determined by Agent (in consultation with Borrower Agent) (any such date, “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (a), (b) or (c) above and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under the other Loan Documents with, subject to the proviso below, in consultation with Borrower Agent the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (“LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, “Pre-Adjustment Successor Rate”):

(e)               Term SOFR plus the Related Adjustment; and

(f)                SOFR plus the Related Adjustment;

and in the case of clause (d) above, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and the other Loan Documents in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m. on the fifth Business Day after Agent has notified Lenders and Borrower Agent of the occurrence of the circumstances described in clause (d) above unless, prior to such time, Required Lenders have delivered to Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause; provided that if Agent determines that Term SOFR has become available, is administratively feasible for Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and notifies Borrower Agent and Lenders of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

Agent will promptly (in one or more notices) notify Borrower Agent and Lenders of (x) any occurrence of any events, periods or circumstances under clauses (a) through (c) above, (y) a LIBOR Replacement Date, and (z) the LIBOR Successor Rate. Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything to the contrary in any Loan Document, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 0.25%, the LIBOR Successor Rate will be deemed to be 0.25% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time in consultation with the Borrower Agent solely to the extent that such LIBOR Successor Rate Conforming Changes give due consideration to any evolving or then existing convention for similar dollar denominated syndicated credit facilities for such alternate benchmark rates for similarly situated borrowers and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to Borrower Agent and Lenders reasonably promptly after such amendment becomes effective.

If events or circumstances of the type described in clauses (a) through (c) above occur with respect to any LIBOR Successor Rate then in effect, the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

3.6.3                    Alternate Benchmark Rate. Notwithstanding anything to the contrary herein, (a) after any such determination by Agent or receipt by Agent of any such notice described in Section 3.6.2(a) through (c), as applicable, if Agent reasonably determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.6.2(d) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.6.2(a) through (c) have occurred with respect to the LIBOR Successor Rate then in effect and Agent reasonably determines that none of the LIBOR Successor Rates is available, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Agent from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent has posted such proposed amendment to Lenders and Borrower Agent unless, prior to such time, Required Lenders have delivered to Agent written notice that such Required Lenders object to such amendment.

3.6.4                    No Successor Rate. If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with Section 3.6.2 or 3.6.3 and the circumstances under Section 3.6.2(a) or (c) exist or the Scheduled Unavailability Date has occurred (as applicable), Agent will promptly so notify Borrower Agent and Lenders. Thereafter, (a) the obligation of Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans, Interest Periods, interest payment dates or payment periods), and (b) the LIBOR component shall no longer be utilized in determining Base Rate, until the LIBOR Successor Rate has been determined in accordance with Section 3.6.2 or 3.6.3. Upon receipt of such notice, Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans (subject to clause (b) above).

3.7              Increased Costs; Capital Adequacy.

3.7.1                    Increased Costs Generally. If any Change in Law shall:

(a)               impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b)               subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)               impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2                    Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3                    LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the payment date, such interest shall be payable 10 days after Borrowers’ receipt of the notice.

3.7.4                    Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8              Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9              Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating such amounts, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, even if the Loan was not in fact so funded.

3.10          Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 4.                LOAN ADMINISTRATION

4.1              Manner of Borrowing and Funding Loans.

4.1.1                    Notice of Borrowing.

(a)               To request Loans, Borrower Agent shall give Agent a Notice of Borrowing by 12:00 noon (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be one month if not specified).

(b)               Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)               If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2                    Fundings by Lenders. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. two Business Days before a proposed funding of a LIBOR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and reasonably acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent within 10 Business Days after demand therefor the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3                    Swingline Loans; Settlement.

(a)               To fulfill any request for a Base Rate Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of 15% of the aggregate Commitment. Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to Agent for its own account until settled with or funded by Lenders hereunder.

(b)               Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrowers or anything herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4                    Notices. If Borrowers request, convert or continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrowers shall confirm the request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Agent and Lenders are not liable for any loss suffered by a Borrower as a result of Agent or a Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on a Borrower’s behalf.

4.2              Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1                    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2                    Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3                    Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3              Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $500,000, plus an increment of $100,000 in excess thereof. No more than 10 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4              Borrower Agent. Each Borrower hereby designates Smart Modular Technologies, Inc. (in such capacity, the “Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of Communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon any Communication (including any notice of borrowing) delivered by or to Borrower Agent on behalf of any Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any Communication, delivery, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.5       One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.5              Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 5.9, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent, Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

Section 5.                PAYMENTS

5.1              General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, at Agent’s discretion, but whenever possible (provided no Default or Event of Default exists) any prepayment shall be applied to Base Rate Loans before LIBOR Loans.

5.2              Repayment of Loans. Loans may be prepaid from time to time, in whole or in part without penalty or premium. Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder, and any Overadvance or Protective Advance shall be due and payable as provided in Sections 2.1.5 and 2.1.6. If an Asset Disposition includes Accounts or Inventory, Borrowers shall apply Net Proceeds to repay Loans equal to the greater of (a) the net book value (or fair market value, if higher) of such Accounts and Inventory, or (b) the reduction in Borrowing Base resulting from the disposition.

5.3              Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Claims, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, within 10 Business Days after demand therefor.

5.4              Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5              Application and Allocation of Payments.

5.5.1                    Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Agent in its discretion.

5.5.2                    Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)               first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)               second, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)               third, to all amounts owing to Issuing Bank;

(d)               fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e)               fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f)                sixth, to Cash Collateralize all LC Obligations;

(g)               seventh, to all Loans, and to Secured Bank Product Obligations constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(h)               eighth, to all other Secured Bank Product Obligations;

(i)                 ninth, to all remaining Obligations; and

(j)                 last, the balance, if any, as required by the Existing Facility Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Borrower or its successors or assigns).

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. This Section is not for the benefit of or enforceable by any Obligor, and no Borrower has any right to direct the application of payments or Collateral proceeds subject to this Section. Notwithstanding the foregoing provisions, this Section 5.5.2 is subject to the provisions of the Existing Facility Intercreditor Agreement.

5.5.3                    Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.6              Dominion Account. Subject to the Existing Facility Intercreditor Agreement and Section 5.5 hereof, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Cash Dominion Trigger Period. Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.7              Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries in a loan account shall be presumptive evidence of the information contained therein. If information in a loan account is provided to or inspected by or on behalf of a Borrower, the information shall be conclusive and binding on Borrowers for all purposes absent manifest error, except to the extent Borrower Agent notifies Agent in writing within 30 days of specific information subject to dispute.

5.8              Taxes.

5.8.1                    Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)               All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as reasonably determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.9. For purposes of Sections 5.8 and 5.9, “Applicable Law” shall include FATCA and “Lender” shall include Issuing Bank.

(b)               If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it reasonably determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)               If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.8.2                    Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.8.3                    Tax Indemnification.

(a)               Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section.

(b)               Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.8.4                    Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.8.5                    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion exercised in good faith that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers pursuant to this Section 5.8.5 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.8.6                    Survival. Each party’s obligations under this Section 5.8 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document

5.9              Lender Tax Information.

5.9.1                    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.2                    Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person.

(a)               Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)               Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i)                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8 BEN or IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8 BEN or IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)              executed copies of IRS Form W-8ECI;

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a properly completed and duly signed U.S. Tax Compliance Certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (y) executed copies of IRS Form W-8 BEN or IRS Form W-8BEN-E; or

(iv)             to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8 BEN or IRS Form W-8BEN-E, a properly completed and duly signed U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such partner;

(c)               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)               if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.9.3                    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or promptly notify Borrowers and Agent in writing of its legal inability to do so.

5.10          Nature and Extent of Each Borrower’s Liability.

5.10.1                Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, Lenders and any other Secured Party the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action or inaction of any Secured Party in respect thereof (including the release of any security or guaranty); (d) insolvency of any Obligor; (e) election by any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) disallowance of any claims of a Secured Party against an Obligor for repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than Full Payment of the Obligations.

5.10.2                Waivers.

(a)               Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Secured Party to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Secured Party that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)               Secured Parties may pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but may be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which a Secured Party might otherwise be entitled but for such bidding at any such sale.

5.10.3                Extent of Liability; Contribution.

(a)               Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, or (ii) such Borrower’s Allocable Amount.

(b)               If any Borrower makes a payment under this Section of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)               This Section shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d)               Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.4                Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.5                Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

Section 6.                CONDITIONS PRECEDENT

6.1              Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied (or waived by the Agent in writing):

(a)               Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)               Agent shall have filed all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)               Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Agent.

(d)               Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or if any such representation and warranty is qualified by “materiality,” “material adverse effect” or similar language, shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of such earlier date; and (iv) such Borrower has complied in all material respects with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)               Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)                Agent shall have received a written opinion of Simpson Thacher & Barlett LLP, in form and substance reasonably satisfactory to Agent.

(g)               Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h)               Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(i)                 Each Borrower shall have provided, in form and substance reasonably satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation and requested at least five (5) Business Days prior to the Closing Date. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Borrower.

(j)                 Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results reasonably satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since August 28, 2020.

(k)               Borrowers shall have paid all reasonable and documented fees and expenses required to be paid to Agent and Lenders on the Closing Date.

(l)                 Agent shall have received a Borrowing Base Report as of November 30, 2020. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all reasonable and documented fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $47,500,000.

The Agent shall notify the Borrower Agent of the Closing Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Section 12, for purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or reasonably acceptable or reasonably satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.2              Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to make any credit extension hereunder (including funding any Loan, arranging any Letter of Credit, or granting any other accommodation to or for the benefit of any Borrower), if the following conditions are not satisfied on such date and upon giving effect thereto (unless waived by the Agent in writing):

(a)               No Default or Event of Default exists;

(b)               The representations and warranties of each Obligor in the Loan Documents are true and correct, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or if any such representation and warranty is qualified by “materiality,” “material adverse effect” or similar language, shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of such earlier date; and

(c)               With respect to a Letter of Credit issuance, all LC Conditions are satisfied.

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension.

6.3              Post Closing Date Requirements. Borrowers shall deliver to Agent, each of the following, in form and substance reasonably satisfactory to Agent, within the prescribed time periods (subject to, in each case, any extension agreed to by the Agent):

(a)               Within 60 days after the Closing Date (or such longer period as determined by Agent), fully executed Deposit Account Control Agreements (other than with respect to Excluded Accounts);

(b)               Within 30 days after the Closing Date (or such longer period as determined by Agent) insurance endorsements pursuant to Section 8.6.2 of the Loan Agreement.

Section 7.                COLLATERAL

7.1              Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Borrower and each Guarantor hereby grants to Agent, for the benefit of Secured Parties, a continuing Lien on all personal Property of such Borrower and such Guarantor, including the following, whether now owned or hereafter acquired, and wherever located:

(a)               all Accounts;

(b)               all Chattel Paper;

(c)               all cash and Deposit Accounts;

(d)               all Documents;

(e)               all General Intangibles, including all Intellectual Property;

(f)                all Instruments;

(g)               all Inventory

(h)               all other Goods and Fixtures

(i)                 all Investment Property;

(j)                 all Letter-of-Credit Rights;

(k)               all Commercial Tort Claims specifically shown on Schedule 9.1.16, as such schedule may be supplemented from time to time;

(l)                 all books and records pertaining to the foregoing;

(m)             to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that, the Liens in favor of Agent granted hereunder and under the other Security Documents are subject to the Existing Facility Intercreditor Agreement; provided, further, that, tor the avoidance of doubt, no security interest or Lien shall be granted to Agent on any Excluded Asset.

7.2              Lien on Deposit Accounts; Cash Collateral.

7.2.1                    Deposit Accounts. Agent’s Lien hereunder encumbers all amounts credited to any Deposit Account of a Borrower or Guarantor, including sums in any blocked, lockbox, sweep or collection account. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained for such Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2                    Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (with the consent of Borrowers, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3              Reserved.

7.4              Other Collateral.

7.4.1                    Commercial Tort Claims. Borrowers and Guarantors shall promptly notify Agent in writing if any Borrower or any Guarantor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000) and shall take such actions as Agent deems reasonably appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent, to the extent constituting ABL Priority Collateral and a second priority Lien in favor of Agent, to the extent constituting Existing Credit Facility Priority Collateral, in each case, subject to the Existing Facility Intercreditor Agreement.

7.4.2                    Certain After-Acquired Collateral. Borrowers and Guarantors shall (a) promptly notify Agent if a Borrower or a Guarantor obtains an interest in any Deposit Account, Chattel Paper, Document, Instrument, Investment Property or Letter-of-Credit Right, and (b) upon request, take such actions as Agent deems reasonably appropriate to effect its perfected, first priority Lien on the ABL Priority Collateral and a second priority Lien on the Existing Facility Priority Collateral, in each case subject to the Existing Facility Intercreditor Agreement, including using commercially reasonable efforts to obtain any possession or control agreement. If Collateral is in the possession of a third party, Borrowers and Guarantors shall obtain an acknowledgment (in form and substance reasonably satisfactory to Agent) from such party that it holds the Collateral for the benefit of Agent.

7.5              Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall any Obligor’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.

7.6              Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers and Guarantors shall deliver such instruments and agreements, and shall take such actions, as Agent deems reasonably appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower and each Guarantor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Borrower or such Guarantor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7              Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.

Section 8.                COLLATERAL ADMINISTRATION

8.1              Borrowing Base Reports. By the 20th day of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the previous month; provided, that, at any time during a Reporting Trigger Period, Borrowers shall deliver to Agent a Borrowing Base Report as of the second Business Day of each week prepared as of the close of business of the previous week, or, in each case, and at such other times as Agent may request. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrower Agent. Agent may from time to time adjust such report (a) to reflect collections received in the Dominion Account; and (b) to the extent any information or calculation does not comply with this Agreement.

8.2              Accounts.

8.2.1                    Records and Schedules of Accounts. Each Borrower shall keep reasonably accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Borrower shall also provide to Agent, together with deliver of each Borrowing Base Report, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.

8.2.2                    Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or relate to any Collateral.

8.2.3                    Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4                    Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Subject to Section 6.3(a) hereof, Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account (which may be exercised by Agent only during a Cash Dominion Trigger Period)

requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. So long as no Cash Dominion Trigger Period is in effect, the Borrowers may direct, and shall have sole control over, the manner of funds in their respective Dominion Accounts. Notwithstanding the foregoing, the requirements set forth in this Section 8.2.4 shall not apply to (i) any deposit account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses (including payroll taxes) in the Ordinary Course of Business, (ii) any Deposit Account that is a zero-balance disbursement account, (iii) any Deposit Account the funds in which consist solely of payroll, trust and tax withholding accounts funded in the Ordinary Course of Business and required by Applicable Law, (iv) any Deposit Account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for an Acquisition or any other transaction, in each case, permitted hereunder and (v) any Deposit Account established by a Borrower with amounts on deposit that do not exceed at any time (A) $500,000, when aggregated with the amounts on deposit in all other Deposit Accounts that are subject to this clause (v), or (B) $100,000, individually (or, with respect to any deposits denominated in a currency other than Dollars, the Dollar Equivalents of such amounts) (each such account described in clauses (i) through (v), an “Excluded Account”).

8.2.5                    Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the three Business Day) deposit same into a Dominion Account.

8.3              Inventory.

8.3.1                    Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count.

8.3.2                    Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $5,000,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3                    Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4              [Reserved].

8.5              Deposit Accounts. Schedule 8.5 lists all Deposit Accounts maintained by Obligors, including Dominion Accounts and indicating which of such Deposit Accounts are Excluded Accounts. Each Obligor shall take all actions necessary to establish Agent’s first priority Lien on each Deposit Account to the extent constituting ABL Priority Collateral and a second priority Lien on each Deposit Account to the extent constituting Existing Facility Priority Collateral, in each case, subject to the Existing Facility Intercreditor Agreement (other than Excluded Accounts). Obligors shall be the sole account holders of each Deposit Account and shall not allow any Person (other than Agent and the depository bank) to have control over their Deposit Accounts or any Property deposited therein. Obligors shall promptly notify Agent of any opening or closing of a Deposit Account.

8.6              General Provisions.

8.6.1                    Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon prior written notice to Agent.

8.6.2                    Insurance of Collateral; Condemnation Proceeds.

(a)               Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) reasonably satisfactory to Agent. All proceeds under each policy shall be payable to Agent as additional insured and/or loss payee. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies. Each policy shall include endorsements reasonably satisfactory to Agent (i) showing Agent as lender’s loss payee; and (ii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, in its discretion, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, provided the proceeds are delivered to Agent. If an Event of Default exists, only Agent may settle, adjust and compromise such claims.

(b)               Any proceeds of insurance (other than workers’ compensation) and awards from condemnation of Collateral shall be paid directly to Agent for application to the Obligations.

(c)               If requested by Obligors in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment, Obligors may use such proceeds or awards to repair or replace such Equipment (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Obligors comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $5,000,000.

8.6.3                    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4                    Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7              Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may (in its discretion), without notice and in either it’s or a Obligor’s name, but at the cost and expense of Obligors:

(a)               During a Cash Dominion Trigger Period and upon prior notice to the Borrower Agent of its intent to exercise such right, endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)               During an Event of Default and upon prior notice to the Borrower Agent of its intent to exercise such rights, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems reasonably advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Obligor is a beneficiary; (xii) exercise any voting or other rights relating to Investment Property; and (xiii) take all other actions as Agent deems reasonably appropriate to fulfill any Obligor’s obligations under the Loan Documents.

Section 9.                REPRESENTATIONS AND WARRANTIES

9.1              General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1                    Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an Affected Financial Institution or Covered Entity.

9.1.2                    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Obligor’s Property.

9.1.3                    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4                    Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable.

9.1.5                    Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and valid title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, material to its business, in each case (i) free of Liens except Permitted Liens, (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Liens of Agent in the Collateral are duly perfected, first priority Liens to the extent constituting ABL Priority Collateral and a second priority Lien in favor of Agent, to the extent constituting Existing Credit Facility Priority Collateral, in each case, subject to the Existing Facility Intercreditor Agreement, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6                    Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Borrowers warrant, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:

(a)               it is genuine and in all respects what it purports to be;

(b)               it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)               it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d)               it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business;

(e)               no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)                no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)               to the best of Obligors’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7                    Disclosure; No Material Adverse Effect. No reports, financial statements, certificates or other written information furnished by or on behalf of any Obligor or Subsidiary to the Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Obligors and Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being understood that any such projected financial information may vary from actual results and such variations could be material. Since August 28, 2020 there has been no change in the condition, financial or otherwise, of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect.

9.1.8                    Solvency. After taking into account all applicable rights of indemnity and contribution, the Obligors and the Subsidiaries are Solvent.

9.1.9                    Taxes. Each Obligor and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.1.10                Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, each Obligor and Subsidiary owns, licenses or possesses the right to use, all Intellectual Property that is reasonably necessary for the operation of its business as currently conducted, and, without conflict with the rights of any Person. No Intellectual Property, advertising, product, process, method, substance, part or other material used by an Obligor or Subsidiary, and the operation of its business as currently conducted, infringes upon or violates any Intellectual Property rights held by any Person except for such infringements or violations, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of such Obligor or Subsidiary, threatened in writing against it, which could reasonably be expected to have a Material Adverse Effect. All United States Intellectual Property owned by any Obligor or Subsidiary is set forth on Schedule 9.1.11. Except as disclosed on Schedule 9.1.11, no Obligor or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property attached to, used in, or related to Inventory.

9.1.11                Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.12                Reserved.

9.1.13                Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14                Environmental Matters. Except as disclosed on Schedule 9.1.14 or as would not reasonably be expected to result in a Material Adverse Effect:

(a)               no Obligor or Subsidiary has received written notice that it is subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up regarding its past or present operations, Real Estate or other Properties;

(b)               no Obligor or Subsidiary has received any Environmental Notice; or

(c)               to the knowledge of any of the Borrowers, no Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15                Restrictive Agreement. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15.

9.1.16                Litigation. Except as shown on Schedule 9.1.16, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against an Obligor or its Subsidiary or, to the knowledge of an Obligor or its Subsidiary, threatened in writing against or affecting it that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

9.1.17                [Reserved].

9.1.18                ERISA.

(a)               Except as could not, individually or in the aggregate, reasonably be expected to result in Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(b)               No Obligor is or will be using “plan assets” (within the meaning of ERISA Section 3(42)) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letter of Credits, Commitments or Loan Documents.

(c)               Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Obligor or ERISA Affiliate has incurred any liability under Title IV of ERISA except for the payment of premiums due and not delinquent; and (iii) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)               Except as could not, individually or in the aggregate, reasonably be expected to result in Material Adverse Effect, with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19                Reserved.

9.1.20                Reserved.

9.1.21                Payable Practices. No Obligor has made any material change in its historical accounts payable practices with respect to amounts owed to Global and non-Obligor Subsidiaries of Global from those in effect on the Closing Date.

9.1.22                Not a Regulated Entity. No Obligor is or is required to be registered as an “investment company” or “person directly or indirectly controlled by or acting on behalf of an investment company” as defined in the Investment Company Act of 1940, as amended from time to time.

9.1.23                Margin Stock. No Obligor or Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

9.1.24                OFAC; Anti-Corruption Laws. No Obligor, nor, to the knowledge of any Obligor, and except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, any Subsidiary, or any director, officer, employee or agent thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and to the knowledge of the Obligors, each Obligor and Subsidiary has during the past five (5) years conducted its business in compliance with all applicable Anti-Corruption Laws.

Section 10.            COVENANTS AND CONTINUING AGREEMENTS

10.1          Affirmative Covenants. As long as any Commitment or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1                Inspections; Appraisals.

(a)               Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations, in each case, on behalf of the Secured Parties. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)               Reimburse Agent for all its reasonable and documented charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate, up to one (1) time per Loan Year and up to two (2) times per Loan Year if, at any time in the prior 12 month period, Availability has been less than the greater of 15% of the Borrowing Base and $11,000,000 for a period of five (5) consecutive Business Days; and (ii) appraisals of Inventory, up to one (1) time per Loan Year and up to two (2) times per Loan Year if, at any time in the prior 12 month period Availability has been less than the greater of 15% of the Borrowing Base and $11,000,000 for a period of five (5) consecutive Business Days; provided, that, if an examination or appraisal is initiated during a Default or Event of Default, all reasonable and documented charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay Agent’s then standard and documented charges for examination activities, including reasonable and documented charges for its internal examination and appraisal groups, as well as the reasonable and documented charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) reasonably satisfactory to Agent.

10.1.2                Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)               as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on consolidated and consolidating basis for the Parent Borrower and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Obligors and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;

(b)               as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c)               concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d)               [Reserved];

(e)               not later than 30 days after the commencement of each Fiscal Year (or such later date as determined by Agent), Obligors’ projections (in form consistent with projections delivered to Agent prior to the Closing Date) for such Fiscal Year, on a Fiscal Quarter by Fiscal Quarter basis;

(f)                at Agent’s reasonable request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(g)               promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Obligor to the public concerning material changes to or developments in the business of such Obligor;

(h)               promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(i)                 such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition, ownership or business.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 10.1.2 may be satisfied with respect to financial information of Parent Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of Parent Borrower (or a parent company thereof) filed with the Securities Exchange Commission or with a similar regulatory authority in a foreign jurisdiction or (B) the applicable financial statements of Parent Borrower (or direct or indirect parent of Holdings); provided that to the extent such information relates to a parent of Parent Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Parent Borrower and its Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under Section 10.1.2(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or notation or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph that is with respect to, or resulting from, (i) an upcoming maturity date of any Debt (or any refinancing thereof) occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).

Documents required to be delivered pursuant to Section 10.1.2(a), (b), (c) or (g) (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which Parent Borrower (or a parent thereof) posts such documents and provides to Agent a link thereto, on the website of Parent Borrower or such parent on the Internet or (B) on which such documents are posted on Parent Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) Parent Borrower shall deliver such documents to the Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Agent and (ii) Parent Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

10.1.3                Notices. Notify Agent and Lenders in writing, promptly after a Senior Officer of a Borrower obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the occurrence of any Default or Event of Default; (b) the filing or commencement of any investigation, action, suit or proceeding by or before any court, arbitrator or Governmental Authority against any Obligor; (c) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (d) the receipt of a written notice of an Environmental Liability in each case that could reasonably be expected to result in a Material Adverse Effect; and (e) the occurrence of any ERISA Event that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

10.1.4                Reserved.

10.1.5                Compliance with Laws. (a) comply with all Applicable Laws (including Environmental Laws, the applicable provisions of ERISA and the Patriot Act and other anti-terrorism laws) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (b) not use the proceeds of any Loans, Letters of Credit or Borrowing in furtherance of an offer, promise, provide, or authorize the provision of any money, property, contribution, gift, entertainment or other thing of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or -controlled entity or of a public international organization, or any political party or party official or candidate for political office), or any other Person acting in an official capacity, to influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, or otherwise in violation of any Anti-Corruption Law; (c) not use the proceeds of any Loans, Letters of Credit or Borrowing for the purpose of transacting any unlawful business directly or knowingly indirectly with or for the benefit of any Person that is the target of any Sanction or otherwise in violation of Sanctions; and (d) adopt and revise from time to time, as the case may be, adequate policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws, Sanctions, and applicable anti-money laundering rules and regulations, including without limitation the Patriot Act.

10.1.6                Taxes. Pay its obligations in respect of Taxes, assessments and governmental charges, before the same shall become delinquent or in default, unless (a) such Taxes are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves for such Taxes are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.7                Insurance. Maintain, with insurance companies that Borrower Agent believes (in the good faith judgment of the management of Borrower Agent) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Borrower Agent believes (in the good faith judgment of management of Borrower Agent) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Borrower Agent believes (in the good faith judgment or the management of Borrower Agent) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Agent, information presented in reasonable detail as to the insurance so carried. Not later than 60 days after the Closing Date (or such later date as the Agent may agree in its reasonable discretion), each such policy of insurance maintained by an Obligor shall (i) name the Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable / mortgagee clause or endorsement that names the Agent, on behalf of the Secured Parties as the loss payee or mortgagee thereunder.

10.1.8                Licenses. Keep each License affecting any Inventory or any other material Property of Obligors and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all royalties and other amounts when due under any License; and notify Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9                Future Subsidiaries. Promptly notify Agent if any Person becomes a Subsidiary of an Obligor and deliver any know-your-customer or other background diligence information requested by Agent or any Lender with respect to such Subsidiary; and (provided it is not a Foreign Subsidiary or Excluded Subsidiary) cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as Agent deems appropriate, in each case, within 30 days of such Person becoming a Subsidiary.

10.2          Negative Covenants. As long as any Commitment or Obligations are outstanding, each Obligor shall not:

10.2.1                Permitted Debt; Certain Equity Securities.

(a)                     Create, incur, guarantee or suffer to exist any Debt, except:

(i)       Debt under the Loan Documents;

(ii)              Debt (A) outstanding on the date hereof and listed on Schedule 10.2.1 and any Permitted Refinancing thereof (B) that is intercompany Debt among the Obligors and (C) that is intercompany Debt among the Obligors and any other Subsidiary of Global; provided that all such Debt of any Obligor owing to any non-Obligor incurred pursuant to this clause (C) shall be subordinated to the Obligations (to the extent any such Debt is outstanding at any time after the date that is 30 days after the Closing Date or such later date as the Agent may reasonably agree) (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms reasonably satisfactory to the Agent;

(iii)            Guarantees by any of the Obligors in respect of Debt otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 10.2.5, (B) no Guarantee by any Obligor of any Subordinated Debt shall be permitted unless such Obligor shall have also provided a Guarantee of the Loan Documents and (C) if the Debt being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Debt;

(iv)             Debt of any Obligor owing to any other Obligor or to the extent permitted by Section 10.2.5; provided that all such Debt of any Obligor owing to any non-Obligor shall be subordinated to the Obligations (to the extent any such Debt is outstanding at any time after the date that is 30 days after the Closing Date or such later date as the Administrative Agent may reasonably agree) (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms reasonably satisfactory to the Administrative Agent;

(v)               (A) Debt (including Capital Lease Obligations) of the Borrowers or any Guarantors financing the acquisition, construction, repair,

replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property); provided that such Debt is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Debt set forth in the immediately preceding subclause (A); provided, further, that, at the time of any such incurrence of Debt and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Debt that is outstanding in reliance on this clause (e) shall not exceed $31,000,000;

(vi)             Debt in respect of Swaps (other than Swaps entered into for speculative purposes);

(vii)          Debt representing deferred compensation to employees of any Obligor incurred in the ordinary course of business;

(viii)        Debt consisting of unsecured promissory notes issued by any Obligor to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Obligor (or any direct or indirect parent thereof) permitted by Section 10.2.7;

(ix)             Debt constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations) incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(x)               Debt consisting of obligations under deferred compensation or other similar arrangements incurred in connection with any Permitted Acquisition or other Investment permitted hereunder;

(xi)             Cash Management Obligations and other Debt in respect of netting services, overdraft protections and similar arrangements and Debt arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, (including Debt owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of any Obligor with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of any Obligor);

(xii)          Debt of any Obligor; provided that at the time of the incurrence thereof and after giving pro forma effect thereto, the aggregate principal amount of Debt outstanding in reliance on this clause (xii) shall not exceed the $40,000,000;

(xiii)        Debt consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xiv)         Debt incurred by any Obligor in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xv)           Obligations in respect of performance, bid, appeal and surety bonds and performance, bankers acceptance facilities and completion guarantees and similar obligations provided by any Obligor letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xvi)         Debt supported by a letter of credit issued pursuant to this Agreement or any other letter of credit, bank guarantee or similar instrument permitted by this Section 10.2.1, in a principal amount not to exceed the face amount of such letter of credit, bank guarantee or such other instrument;

(xvii)      Debt in respect of Permitted Receivables Financings and any Permitted Refinancing thereof;

(xviii)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xvii) above; and

(xix)         Debt of any Obligor consisting of consisting of (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens on the Collateral ranking equal in priority (but without regard to control of remedies) with the Liens on the Collateral securing the Obligations or by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Obligations) or (ii) secured or unsecured loans (which loans, if secured, may be secured either by Liens on the Collateral ranking equal in priority (but without regard to control of remedies) with the Liens on the Collateral securing the Obligations or by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Secured Obligations); provided that (i) to the extent such Debt is secured by Liens on the Collateral ranking junior in priority, the aggregate principal amount of Debt that is outstanding pursuant to this clause (xix) shall not exceed $50,000,000 at the time of the incurrence thereof and after giving pro forma effect thereto and (ii) to the extent such Debt is unsecured, the aggregate principal amount of Debt that is outstanding pursuant to this clause (xix) shall not exceed $50,000,000 at the time of the incurrence thereof and after giving pro forma effect thereto; provided, if any Debt incurred pursuant to this clause (s) is secured by Liens on the Collateral, the creditor(s) with respect to such Debt shall enter into an intercreditor agreement with Agent, in form and substance reasonably satisfactory to Agent (which, in the case of any Debt ranking equal in priority (but without regard to control of remedies) with the Liens on the Collateral securing the Obligations, may be in form and substance substantially similar to the the Existing Facility Intercreditor Agreement);

(xx)           Debt incurred to finance a Permitted Acquisition or other Investment; provided that that the aggregate principal amount of Debt of which the primary obligor or a guarantor is a Obligor outstanding in reliance on this clause (u) shall not exceed $50,000,000 at the time of incurrence thereof and after giving pro forma effect thereto;

(xxi)         additional Debt in an aggregate principal amount, measured at the time of incurrence and after giving pro forma effect thereto and the use of the proceeds thereof, not to exceed 200% of the aggregate amount of direct or indirect equity investments in cash or Cash Equivalents in the form of common Equity Interests or Qualified Equity Interests (excluding, for the avoidance of doubt, any Cure Amounts) received by any Obligor to the extent not included or applied to increase any other basket hereunder;

(xxii)      Debt in the form of Capital Lease Obligations arising out of any Sale Leaseback and any Permitted Refinancing thereof;

(xxiii)    (A) Debt of any Obligor if at the time of incurrence thereof and after giving pro forma effect thereto, the Payment Conditions are satisfied and (B) any Permitted Refinancing of Debt incurred pursuant to the foregoing clause (A); and

(xxiv)     (A) Debt incurred under the Existing Credit Facility and any modifications, amendments and extensions thereto; and (B) any Permitted Refinancing of Debt incurred pursuant to the foregoing clause (A).

(b)               No Obligor will issue any preferred Equity Interests or any Disqualified Equity Interests, except (x) preferred Equity Interests or Disqualified Equity Interests issued to and held by Holdings, the Parent Borrower or any other Obligor and (y) preferred Equity Interests (other than Disqualified Equity Interests) issued to and held by joint venture partners after the Closing Date; provided that in the case of this clause (y) any such issuance of preferred Equity Interests shall be deemed to be an incurrence of Debt and subject to the provisions set forth in Section 10.2.1(a) and (b).

For purposes of determining compliance with this Section 10.2.1, in the event that an item of Debt meets the criteria of more than one of the categories of Debt described in clauses (a)(i)

through (a)(xxiii) above, Borrower Agent shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Debt (or any portion thereof) and will only be required to include the amount and type of such Debt in one or more of the above clauses; provided that all Debt outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a)(i); provided, further, that if all or any portion of any Debt (other than any Debt set forth in the preceding proviso) that is not initially incurred in reliance on Section 6.01(a)(xxiii) subsequently could be incurred in reliance on Section 6.01(a)( xxiii), such Debt, or the relevant portion thereof, shall automatically be reclassified as having been incurred in reliance on Section 6.01(a)(xxiii), as applicable.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt or Disqualified Equity Interests will not be deemed to be an incurrence of Debt or Disqualified Equity Interests for purposes of this covenant.

10.2.2                Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)               Liens created under the Loan Documents;

(b)               Permitted Encumbrances;

(c)               Liens existing on the Closing Date; provided that any Lien securing Debt or other obligations in excess of $10,000,000 individually shall only be permitted if set forth on Schedule 10.2.2 and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 10.2.1; provided, further that such Liens shall not attach to Priority ABL Collateral.

(d)               Liens securing Debt permitted under Section 10.2.1(e); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Debt except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations; such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e)               leases, licenses, subleases or sublicenses granted to others (whether or not on an exclusive or non-exclusive basis) that are entered into in the ordinary course of business or that do not (A) interfere in any material respect with the business of the Obligors, when taken as a whole, or (B) secure any Debt;

(f)                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(g)               Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(h)               Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.2.4 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 10.2.4 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 10.2.4 in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or (C) with respect to escrow deposits consisting of the proceeds of Debt (and related interest and fee amounts) otherwise permitted pursuant to Section 10.2.1 in connection with Customary Escrow Provisions financing, and contingent on the consummation of any Investment, Disposition or Distribution permitted by Section 10.2.5, Section 10.2.6 or Section 10.2.7;

(i)                 Liens on property of any Obligor, which Liens secure Debt of such Obligor, in each case permitted under Section 10.2.1; provided, that if such Liens secure obligations related to Debt for borrowed money and attach to the Collateral, the creditor(s) with respect to such Debt shall enter into an intercreditor agreement with Agent, in form and substance reasonably satisfactory to Agent;

(j)                 Liens granted by an Obligor in favor of any other Obligor;

(k)               Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes an Obligor in each case after the date hereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming an Obligor, (B) such Lien does not extend to or cover any other assets or property (other than, with respect to such Person, any replacements of such property or assets and additions and accessions, proceeds and products thereto, after acquired property subject to a Lien securing Debt and other obligations incurred prior to such time and which Debt and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Debt secured thereby is permitted under Section 10.2.1(e) or (g);

(l)                 any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Obligors in the Ordinary Course of Business;

(m)             Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by any of the Obligors in the ordinary course of business;

(n)               Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Cash Equivalents”;

(o)               Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p)               Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Debt, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Obligor or (C) relating to purchase orders and other agreements entered into with customers of the any Obligor in the Ordinary Course of Business;

(q)               Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by any Obligor in the Ordinary Course of Business;

(r)                Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(s)                Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Debt,

(t)                 ground leases in respect of real property on which facilities owned or leased by any Obligor are located;

(u)               Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(v)               other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving pro forma effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (v) shall not exceed $40,000,000; provided that if such Liens attach to ABL Priority Collateral, the provider of such Debt shall enter into an intercreditor agreement with the Agent in form and substance reasonably satisfactory to Agent;

(w)             Liens on cash and Cash Equivalents used to satisfy or discharge Debt; provided such satisfaction or discharge is permitted hereunder;

(x)               (A) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and (B) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business;

(y)               Liens on cash or Cash Equivalents securing Swap Obligations in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(z)               Liens on receivables and related assets incurred in connection with Permitted Receivables Financings;

(aa)            Liens on equipment of any Obligor granted in the ordinary course of business to such Obligor’s client at which such equipment is located;

(bb)           security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business;

(cc)            (A) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (B) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by any Obligor in joint ventures; and

(dd)           Liens in favor of the Existing Credit Facility Agent securing the obligations under the Existing Credit Facility and any extensions, renewals and Permitted Refinancings thereof, so long as such Liens are subject to the Existing Credit Facility Intercreditor Agreement.

For purposes of determining compliance with this Section 10.2.2, in the event that any Lien meets the criteria of more than one of the categories of Liens described in clauses (a) through

(z) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Lien (or any portion thereof) and will only be required to include the amount and type of such Lien in one or more of the above clauses.

10.2.3                Reserved.

10.2.4                Reserved.

10.2.5                Investments. Make any Investment, except:

(a)               Cash Equivalents at the time such investment is made;

(b)               loans or advances to officers, directors and employees of any Obligor (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of such Obligor and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving pro forma effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not $5,000,000;

(c)               Investments by any Obligor in any other Obligor;

(d)               Investments consisting of (A) prepayments to suppliers in the ordinary course of business and (B) extensions of trade credit in the ordinary course of business;

(e)               Investments (i) existing or contemplated on the date hereof and set forth on Schedule 10.2.5(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by any Obligor in any other Obligor and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 10.2.5(e) or as otherwise permitted by this Section 10.2.5;

(f)                Investments in Swap permitted under Section 10.2.1;

(g)               promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 10.2.6;

(h)               Permitted Acquisitions;

(i)                 Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(j)                 Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(k)               loans and advances to any Obligor(or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Distributions in respect thereof), Distributions to the extent permitted to be made to such Obligor (or such parent) in accordance with Section 10.2.4;

(l)                 other Investments and other acquisitions (other than Acquisitions) (A) up to the aggregate amount of $5,000,000 minus the sum of (i) Investments outstanding under clauses (s)(A) and (y)(A) of this Section, (ii) Distributions made under Section 10.2.7(x)(A), and (iii) Debt prepayments made under Section 10.2.7(c)(B); and (B) an additional amount so long as the Payment Conditions are satisfied with respect to each such Investment;

(m)             advances of payroll payments to employees in the ordinary course of business;

(n)               Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests (excluding Cure Amounts) of any Obligor (or any direct or indirect parent thereof); provided that (i) such amounts used pursuant to this clause (n) shall not be applied to increase any other basket hereunder and (ii) any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of any Obligor (or any direct or indirect parent thereof) shall otherwise be permitted pursuant to this Section 10.2.5);

(o)               Investments of a Subsidiary acquired after the Closing Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 10.2.8 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p)               non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired; and

(q)               Investments consisting of Debt, Liens, fundamental changes, Dispositions and

(r)                Distributions permitted (other than by reference to this Section 10.2.5(r)) under Sections 10.2.1, 10.2.2, 10.2.7 and 10.2.8, respectively;

(s)                additional Investments (including Permitted Acquisitions) (A) not to exceed the aggregate amount of $5,000,0000 minus the sum of (i) Investments oustanding under clauses (l)(A) and (y)(A) of this Section, (ii) Distributions made under Section 10.2.7(x)(A), and (iii) Debt prepayments made under Section 10.2.7(c)(B) and (B) an additional amount in excess thereof so long as the Payment Conditions are satisfied with respect to each such Investment;

(t)                 contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent Borrower;

(u)               to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(v)               Investments by an Obligor entered into prior to the day such Obligor becomes an Obligor;

(w)             Investments by a captive insurance subsidiary in accordance with any investment policy or any insurance statutes or regulations applicable to it;

(x)               Investments in connection with the Transactions;

(y)               any Investment in a Similar Business (A) not to exceed the aggregate amount of $5,000,0000 minus the sum of (i) Investments outstanding under clauses (l)(A) and (s)(A) of this Section, (ii) Distributions under Section 10.2.7(X)(A), and (iii) Debt prepayments made under Section 10.2.7(c)(B) or (B) an additional amount in excess thereof so long as the Payment Conditions are satisfied with respect to each such Investment and

(z)               Investments in Subsidiaries of Global that are not Loan Parties so long as the Payment Conditions are satisfied with respect to each such Investment.

For purposes of determining compliance with this Section 10.2.5, in the event that a proposed Investment (or portion thereof) meets the criteria of clauses (a) through (bb) above (or any sub-clause therein), the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) between such clauses (a) through (z) (or any sub-clause therein), in a manner that otherwise complies with this Section 10.2.5; provided that, if all or any portion of any Investment that is not initially made in reliance on Section 10.2.5(s) subsequently could be made in reliance on Section 10.2.5(s).

10.2.6                Disposition of Assets. Make any Asset Disposition, except:

(a)               Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Obligors (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated);

(b)               Dispositions of Inventory and other assets in the ordinary course of business;

(c)               Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) such Disposition is allowable under Section 1031 of the Code, or any comparable or successor provision is for like property and for use in a Similar Business;

(d)               Dispositions permitted by Section 10.2.8, Investments permitted by Section 10.2.5, Distributions permitted by Section 10.2.7 and Liens permitted by Section 10.2.2, in each case, other than by reference to this Section 10.2.6(d);

(e)               Dispositions of Cash Equivalent;

(f)                Dispositions of (A) Accounts which are not Eligible Accounts in connection with the collection or compromise thereof (including sales to factors or other third parties) and (B) Accounts and related assets pursuant to a Permitted Receivables Financing;

(g)               leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case that do not materially interfere with the business of the Obligors, taken as a whole;

(h)               transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(i)                 Dispositions of property to Persons other than Obligors (including the (x) sale or issuance of Equity Interests and (y) any Sale Leaseback) not otherwise permitted under this Section 10.2.6; provided, (i) such Disposition is made for Fair Market Value, (ii) with respect to any Disposition pursuant to this clause (h) for a purchase price in excess the greater of (x) $5,000,000 and (y) 5% of Consolidated EBITDA for the most recently ended Test Period for any transaction or series of related transaction, and (iii) an Obligor shall receive not less than 75% of such consideration in the form of cash or Cash Equivalent; provided, however, that for the purposes of this clause (iii), (A) the greater of the principal amount and the carrying value of any liabilities (as shown on the most recent balance sheet of the Borrowers provided hereunder or in the footnotes thereto) or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Borrowers or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Obligors, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Obligors have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by any Obligor from such transferee that are converted by such Obligor into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by any Obligor in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (i) that is at that time outstanding, not in excess of $1,000,000, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(j)                 Dispositions of Investments in joint ventures, including to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)               Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Obligors and (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(l)                 transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(m)             Dispositions by a captive insurance subsidiary of Investments;

(n)               the unwinding of any Swap Obligations or Cash Management Obligations; and

(o)               Dispositions of property for Fair Market Value not otherwise permitted under this Section 10.2.6 having an aggregate purchase price not to exceed $15,000,000.

If any Asset Disposition of Eligible Accounts or Eligible Inventory (other than the sale of Inventory in the Ordinary Course of Business) which is not restricted under Section 10.2.6 is consummated by an Obligor, within 5 Business Days of such consummation, the Borrower Agent will deliver an updated Borrowing Base Report to Agent reflecting such Asset Disposition.

10.2.7                Distributions; Certain Payments of Debt.

(a)               Make any payments (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in any Obligor or any option, warrant or other right to acquire any such Equity Interests in any Obligor except:

(i)                 each Subsidiary of an Obligor may make Distributions to such Obligor;

(ii)              any Obligor may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(iii)            repurchases of Equity Interests in the Parent Borrower or any Obligor deemed to occur upon exercise of stock options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such options or warrants or other incentive interests;

(iv)             Distributions to any Obligor which such Obligor may use to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock, stock appreciation rights or other equity linked interests issued with respect to any of such Equity Interests) (or make Distributions to allow any of the Obligors’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of any Obligor, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements with any director, officer or consultant or equity holders’ agreement, provided that, expect with respect to nondiscretionary repurchases, the an aggregate amount after the Closing Date permitted by this clause (d) shall not exceed the sum of (a) $15,000,000 (net of any proceeds from the reissuance or resale of such Equity Interests to another Person received by such Obligor), (b) the amount in any fiscal year equal to the cash proceeds of key man life insurance policies received by the Obligors after the Closing Date, (c) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of any Obligor (to the extent contributed to such Obligor in the form of common Equity Interests or Qualified Equity Interests) and, to the extent contributed to an Obligor, the cash proceeds from the sale of Equity Interests of any management investment vehicle, in each case to any future, present or former employees, directors, managers or consultants of any

Obligor, any of its Subsidiaries or any management investment vehicle that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests are contributed to the Obligors in the form of common Equity Interests or Qualified Equity Interests and (d) amounts in excess of the sum of clauses (a), (b) and (c) so long as the Payment Conditions are satisfied with respect to such greater amount.

(v)               Distribution in cash by any Obligor (x) to pay its operating costs and expenses incurred in the Ordinary Course of Business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) incurred in the Ordinary Course of Business and attributable to the ownership or operations of such Obligor, Transaction Costs and any fees and expenses of and indemnification claims made by directors or officers of such parent attributable to the ownership or operations of the Obligor and its subsidiaries and (y) to pay (or make dividends or distributions to allow any direct or indirect parent thereof to pay) franchise, excise or similar taxes, or other fees and expenses required to maintain its (or any of its direct or indirect parents) organization existence;

(vi)             Modular DE may make Distributions in cash:

(1)               the proceeds of which shall be used by any parent thereof to pay its Tax liability to the relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns attributable to the income of the Obligors and/or their Subsidiaries (as applicable); provided that Distributions made pursuant to this clause (vi)(1) shall not exceed the Tax liability that the Obligors and/or their Subsidiaries (as applicable) would have incurred were such Taxes determined as if such entity(ies) were a stand-alone taxpayer or a stand-alone group for all relevant taxable years;

(2)               the proceeds of which shall be used by Modular DE to make Distributions permitted by Section 10.2.7(d) or Section 10.2.7(e);

(3)               to finance any Investment permitted to be made pursuant to Section 10.2.5 (other than Section 10.2.5(k)); provided that (A) such Distribution shall be made substantially concurrently with the closing of such Investment and (B) the Obligors shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 10.2.5(b)) to be contributed to an Obligor or (2) the Person formed or acquired to merge into or consolidate with an Obligor to the extent such merger, amalgamation or consolidation is permitted in Section 10.2.8) in order to consummate such Investment;

(4)               the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Obligors to the extent such salaries, bonuses and other benefits are attributable to the ownership of the Parent Borrower or any other Obligor; and

(5)               the proceeds of which shall be used to pay (or to make Distributions to allow any direct or indirect parent thereof to pay) fees and expenses related to any equity or debt offering not prohibited by this Agreement (whether or not such offering is successful); and

(6)               the proceeds of which shall be used to make payments permitted by clauses (b)(iv)and (b)(v) of this Section 10.2.7;

(vii)          redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby.

(viii)        Any Obligor may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Debt and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Debt in accordance with its terms;

(ix)             payments made or expected to be made by any Obligor in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(x)               additional Distributions (A) up to the aggregate amount of $5,000,000 minus the sum of (i) Investments outstanding under Section10.2.5 (l)(A), (s)(A) and (y)(A), and (ii) Debt prepayments made under Section 10.2.7(c)(B); and (B) additional amounts in excess thereof so long as the Payment Conditions are satisfied with respect to each such Distribution;

(xi)             the Distribution of shares of Equity Interests of, or Debt owed to any Obligor by, a Subsidiary to the extent that all Investments made by any Obligor in such Subsidiary were made in reliance on clause (x);

(xii)          payments by any Obligor in respect of those certain 2.25% Convertible Senior Notes due 2026 of Global, issued pursuant to that certain Indenture, dated as of February 11, 2020, among Global and U.S. Bank National Association, as Trustee (as defined therein) in an aggregate principal amount not exceeding $5,625,000 for each calendar year;

(xiii)        Distributions to satisfy appraisal or other dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger, transfer of assets or acquisition that complies with Section 6.03 or Section 10.2.5; and

(xiv)         (a) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases, in each case, in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units and (b) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Distribution.

For purposes of determining compliance with this Section 10.2.7, in the event that a proposed Distribution (or a portion thereof) meets the criteria of clauses (i) through (xiv) above (or any sub-clause therein), the Parent Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Distribution (or portion thereof) between such clauses (i) through (xiv) (or any sub-clause therein), in a manner that otherwise complies with this Section 10.2.7(a); provided that, if all or any portion of any Distribution that is not initially made in reliance on Section 10.2.7(a)(xi) subsequently could be made in reliance on Section 10.2.7(a)(x), such Distribution, or the relevant portion thereof, shall automatically be reclassified as having been made in reliance on Section 10.2.7(a)(x).

(b)               No Obligor shall, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Debt, or any other payment (including any payment under any Swap) (any such payment a “Restricted Debt Payment”) that has a substantially similar effect to any of the foregoing, except:

(i)                 payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Debt, other than payments in respect of any Subordinated Debt prohibited by the subordination provisions thereof;

(ii)              refinancings Subordinated Debt with proceeds of other Subordinated Debt permitted to be incurred under Section 10.2.1;

(iii)            the conversion of any Subordinated Debt to Equity Interests (other than Disqualified Equity Interests) of any Obligor or any of its direct or indirect parent companies;

(iv)             prepayments, redemptions, purchases, defeasances and other payments in respect of Subordinated Debt prior to their scheduled maturity; provided that after giving effect to such payment, the Payment Conditions are satisfied;

(v)               repayment of intercompany Debt to the extent permitted under the Intercompany Subordination Agreement; and

(vi)             Restricted Debt Payments (including prior to their scheduled maturity); provided that the Payment Conditions are satisfied with respect to each such Restricted Debt Payment.

(c)               No Obligor shall, make any unscheduled payment with respect to Borrowed Money (other than Subordinated Debt) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent), other than (A) any payments to the extent the Payment Conditions are satisfied with respect to each such payment and (B) other payments up to the aggregate amount of $5,000,000 minus the sum of (i) Investments outstanding under Section 10.2.5 (l)(A), (s)(A) and (y)(A) and (ii) Distributions made under Section 10.2.7(x)(A).

For purposes of determining compliance with this Section 10.2.7(b), in the event that any Restricted Debt Payment (or a portion thereof) meets the criteria of clauses (i) through (vii) above (or any sub-clause therein), the Parent Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such payment (or portion thereof) between such clauses (i) through (vii) (or any sub-clause therein), in a manner that otherwise complies with this Section 10.2.7(b); provided that, if all or any portion of any Restricted Debt Payment that is not initially made in reliance on Section 10.2.7(b)(v) subsequently could be made in reliance on Section 10.2.7(b)(v), such Restricted Debt Payment, or the relevant portion thereof, shall automatically be reclassified as having been made in reliance on Section 10.2.7(b)(v).

10.2.8                Fundamental Changes.

(a)               Borrower Agent will not, nor will they permit any Obligor to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve (including, in each case, pursuant to a Division), except that:

(i)                 any Obligor may merge, consolidate or amalgamate with (A) a Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) in the case of any Obligor, any one or more other Obligors; provided that when any Obligor is merging, consolidating or amalgamating with a non-Obligor Subsidiary (1) the continuing or surviving Person shall be a Obligor (or the Borrower if such Obligor is a Borrower) or (2) if the continuing or surviving Person is not an Obligor, the acquisition of such Obligor by such surviving Subsidiary is otherwise permitted under Section 10.2.5;

(ii)              any Obligor may liquidate or dissolve or change its legal form if Borrower Agent determines in good faith that such action is in the best interests of the Borrowers and the Obligors and is not materially disadvantageous to the Lenders and (x) if a Borrower liquidates or dissolves, it shall transfer its assets prior to such liquidation or dissolution to another Borrower and (y) if a Borrower changes its legal form, it shall provide notice thereof to Agent within 5 Business Days after the effectiveness of such change;

(iii)            any Obligor may make an Asset Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Obligor; provided, that if a Borrower is disposing assets consisting of Eligible Accounts or Eligible Inventory, such Asset Disposition shall be to another Borrower.

(iv)             any Obligor may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 10.2.5; provided that the continuing or surviving Person shall be a Obligor (or if the transaction involves a Borrower, the continuing or surviving Person shall be the Borrower), which together with each of its Subsidiaries, shall have complied with the requirements of Sections 10.1.19; and

(v)               any Obligor may effect a merger, dissolution, liquidation consolidation or amalgamation to effect an Asset Disposition permitted pursuant to Section 10.2.6; provided, that if a Borrower is involved in such transaction, the surviving entity shall be the Borrower and any liquidation or transfer of assets included in such transaction is made by a Borrower, such assets shall be liquidated or transferred to another Borrower.

10.2.9                Negative Pledge. No Obligor will enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a)               restrictions and conditions imposed by (i) Requirements of Law, (ii) any Loan Document, (iii) any documentation related to any Permitted Receivables

Financing or the Existing Credit Facility Agreement, (iv) documentation governing Debt incurred under Section 10.2.1(a)(xxii) and (v) and (iii) any documentation governing any Permitted Refinancing incurred to refinance any such Debt referenced in clauses (i) and (ii) above;

(b)               customary restrictions and conditions existing on the Closing Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)               restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d)               customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e)               restrictions imposed by any agreement relating to secured Debt permitted by this Agreement to the extent such restriction applies only to the property securing by such Debt;

(f)                any restrictions or conditions set forth in any agreement in effect at any time any Person becomes an Obligor (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming an Obligor;

(g)               restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(h)               restrictions set forth on Schedule 10.2.9 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(i)                 customary provisions in joint venture agreements and other similar agreements applicable

(j)                 to joint ventures permitted by Section 10.2.5 and applicable solely to such joint venture; and

(k)               customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

10.2.10            Affiliate Transactions. No Obligor will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) (A) transactions with another Obligor and (B) transactions involving aggregate payments or consideration of less than $5,000,000 in any fiscal year, (ii) on terms substantially as favorable to the Obligor as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the payment of fees and expenses related to the Transactions, (iv) [Reserved], (v) issuances of Equity Interests of Obligors to the extent otherwise permitted by this Agreement, (vi) employment and severance arrangements between any Obligor and their respective officers and employees in the Ordinary Course of Business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 10.2.5(b) and 10.2.5(m), (vii) payments by the Obligors pursuant to tax sharing agreements among the Parent Borrower and the Obligors (or any parent thereof) on customary terms to the extent attributable to the ownership or operation of the Obligors, to the extent payments are permitted by Section 10.2.7(a)(viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of any Obligor in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Obligors, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Closing Date and set forth on Schedule 10.2.10 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect to the Lenders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Closing Date as determined by the Borrower Agent in good faith), (x) Distributions permitted under Section 10.2.7(a) and loans and advances in lieu thereof pursuant to Section 10.2.5(k), (xi) customary payments by any Obligor to Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) and any subsequent transaction or exit fee, which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of such Person in good faith, (xii) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of any Obligor to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of any Obligor or any direct or indirect parent of any of the foregoing, (xiii) loans, advances and other transactions between or among any Obligor or any joint venture (regardless of the form of legal entity) after the initial formation of, and investment in, such joint venture in which an Obligor has invested (and which Subsidiary or joint venture would not be an Affiliate of an Obligor but for an Obligor’s ownership of Equity Interests in such joint venture or Subsidiary) to the extent permitted under Section 10.2; (xiv) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans and the payments and other related transactions in respect thereof; (xv) transactions undertaken pursuant to membership in a purchasing consortium; (xvi) transactions in connection with any Permitted Receivables Financing; and (xvii) transaction among the Obligors and any other Subsidiary of Global in the Ordinary Course of Business to the extent not prohibited hereunder.

10.3          Financial Covenants. As long as any Commitment or Obligations are outstanding:

10.3.1                Borrower Fixed Charge Coverage Ratio. Borrower shall maintain a Borrower Fixed Charge Coverage Ratio of at least 1.00 to 1.00 while a Financial Covenant Trigger Period is in effect, measured on the last day of each quarter as of the most recent period for which financial statements were delivered hereunder prior to the Financial Covenant Trigger Period and each period ending thereafter until the Financial Covenant Trigger Period is no longer in effect.

10.3.2                Global Fixed Charge Coverage Ratio. Global shall maintain a Global Fixed Charge Coverage Ratio of at least 1.00 to 1.00 while a Financial Covenant Trigger Period is in effect, measured on the last day of each quarter as of the most recent period for which financial statements were delivered hereunder prior to the Financial Covenant Trigger Period and each period ending thereafter until the Financial Covenant Trigger Period is no longer in effect.

Section 11.            EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1          Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)               Any Borrower fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)               Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given (it being understood that a breach of any representation or warranty in any Letter of Credit Document, which is not in this Agreement, shall not be an Event of Default);

(c)               A Borrower breaches or fail to perform any covenant contained in Section 7.6, 8.1, 8.2.4, 8.2.5, 10.1.1, 10.2 or 10.3; provided that any Event of Default under Section 10.3 is subject to cure as provided in Section 11.6 and an Event of Default with respect to Section 10.3 shall not occur until the expiration of the 10th Business Day subsequent to the date on which the financial statements with respect to the applicable fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 10.1.2(a) or Section 10.1.2(b), as applicable;

(d)               An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(e)               A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; it is unlawful for an Obligor to perform any of its obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)                An Obligors fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period); provided that this clause (e) shall not apply to any breach or default that is (I) remedied by Parent Borrower or the applicable Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Material Indebtedness, in the case of (I) and (II), prior to the acceleration of Loans pursuant to this Section 11.1;

(g)               Any event or condition occurs under any Material Indebtedness that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (f) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness; provided further that this clause (f) shall not apply to any breach or default that is (I) remedied by the Parent Borrower or the applicable Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Material Indebtedness, in the case of (I) and (II), prior to the acceleration of Obligations pursuant to this Section 11.1;

(h)               Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $25,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect;

(i)                 [Reserved];

(i)                 An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)                 An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k)               An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan that individually or in the aggregate expects to have a Material Adverse Effect;

(l)                 An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m)             A Change of Control occurs.

Notwithstanding anything in this Agreement to the contrary, each Lender and the Agent hereby acknowledge and agree that a restatement of historical financial statements shall not result in a Default hereunder as it relates to representations made hereunder with respect to such financial statements to the extent that such restatement does not reveal any material adverse difference in the financial condition, results of operations or cash flows of an Obligor or a Subsidiary in the previously reported information from actual results reflected in such restatement for any relevant prior period.

11.2          Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (including Secured Bank Product Obligations only to the extent provided in applicable agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)               declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)               terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c)               require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)               exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3          License. Effective upon the Closing Date, and solely exercisable during the continuance of, an Event of Default, Agent is hereby granted an irrevocable, non-exclusive license to use, license or sub-license (in each case (i) subject to the terms of any applicable License or other agreement and (ii) without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers in connection with advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral; provided, that Agent shall maintain the confidential status of any trade secrets or other confidential information included in the Collateral.

11.4          Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5          Remedies Cumulative; No Waiver.

11.5.1                Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2                Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6          Right to Cure.

11.6.1                                                                Notwithstanding anything to the contrary in any Loan Document, in the event that a Borrower fails to comply with the requirements of the Financial Performance Covenants, until the expiration of the 10th Business Day subsequent to the later of (y) the first day of the applicable Financial Covenant Trigger Period or (z) the date on which the applicable financial statements required to be delivered pursuant to Section 10.1.2 (a) or (b), as applicable (the “Cure Expiration Date”), Parent Borrower (or any direct or indirect parent thereof) shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions (or in the case of Parent Borrower any direct or indirect parent of Parent Borrower, receive equity interests in Parent Borrower for its cash contributions) to the capital of Parent Borrower as cash common equity or other Qualified Equity Interests (which Parent Borrower shall contribute through its Subsidiaries to the Borrowers as cash common equity) (collectively, the “Cure Right”), and upon the receipt by any of the Borrowers of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by of such Cure Right the Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustment:

(a)               EBITDA shall be increased with respect to such applicable fiscal quarter and any Test Period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(b)               if, after giving effect to the foregoing pro forma adjustment (without giving effect to any portion of the Cure Amount on the balance sheet of the Borrowers, in each case, with respect to such fiscal quarter only but with giving pro forma effect to any portion of the Cure Amount actually applied to any repayment of any Debt), the Borrowers shall then be in compliance with the requirements of applicable Financial Performance Covenants, the Borrowers shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

11.6.2                Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrowers there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times and (iii) for purposes of this Section 11.6, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants and any amounts in excess thereof shall not be deemed to be a Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket under Section 10.2 of this Agreement and there shall not have been a breach of any covenant under Section 10.2 of this Agreement by reason of having no longer included such Cure Amount in any basket during the relevant period.

11.6.3                Notwithstanding anything herein to the contrary, in the event that a Borrower fail to comply with the requirements of the Financial Performance Covenants as of the last day of any fiscal quarter of such Borrower, from the date of breach of the applicable Financial Performance Covenant, until (y) the receipt by the Borrower of the applicable Cure Amount pursuant to Section 11.6.1 or the waiver of all Events of Default, no Borrowing of Loans shall be permitted and no Letters of Credit shall be issued.

Section 12.            AGENT

12.1          Appointment, Authority and Duties of Agent.

12.1.1                Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone is authorized to reasonably determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2                Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3                Agent Professionals. Agent may perform its duties through employees and agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4                Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it reasonably determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2          Agreements Regarding Collateral and Borrower Materials.

12.2.1                Lien Releases; Care of Collateral. An Obligor or Subsidiary shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Obligor or Subsidiary, as applicable, shall automatically be released (a) upon Full Payment of the Obligations; and (b) upon the consummation of any transaction permitted by this Agreement as a result of which such Person ceases to be a Guarantor (including as a result of becoming an Excluded Subsidiary); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Obligor of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of an Obligor or Subsidiary from its Guarantee, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. In connection with any termination or release pursuant to this Section, the Agent shall execute and deliver to any Obligor, at such Obligor’s expense, as applicable, all documents that such Obligor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Agent. The Secured Parties irrevocably authorize the Agent to release or subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted hereunder to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Agent. Each of the Lenders and the Issuing Bank irrevocably authorizes the Agent to provide any release or evidence of release, termination or subordination contemplated by this Section. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Obligor from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section.

12.2.2                Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3                Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees

(a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3          Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any Communication under any Loan Document, and shall not be liable for any delay in acting.

12.4          Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5          Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior written consent.

12.6          Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH

INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share. This Section 12.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

12.7          Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8          Successor Agent and Co-Agents.

12.8.1                Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor is appointed by the effective date of Agent’s resignation, then on such date, the Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2                Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9          Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

12.10      Remittance of Payments and Collections.

12.10.1            Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 12:00 noon on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2            Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Loans. No Obligor shall be entitled to credit for any interest paid by a Secured Party to Agent nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3            Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11      Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12      Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13      Certain ERISA Matters.

12.13.1            Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

12.13.2            Further Lender Representation. Unless either Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.14      Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 12, 14.3.3 and 14.16, and agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.15      No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.16      Existing Facility Intercreditor Agreement. Each Lender hereunder (a) consents to the subordination of Liens provided for in the Existing Facility Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Existing Facility Intercreditor Agreement, and (c) authorizes and instructs the Agent to enter into the Existing Facility Intercreditor Agreement as ABL Agent (as defined in the Existing Facility Intercreditor Agreement) and on behalf of such Lender.

Section 13.            BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

13.2          Participations.

13.2.1                Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing.

13.2.2                Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3                Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4                Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3          Assignments.

13.3.1                Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2                Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3                Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods reasonably acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4                Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4          Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

Section 14.            MISCELLANEOUS

14.1          Consents, Amendments and Waivers.

14.1.1                Amendment. No modification of any Loan Document, including any amendment, supplement or extension of a Loan Document or waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that

(a)               without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)               without the prior written consent of Issuing Bank, no modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c)               without the prior written consent of each directly adversely affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal (except as provided in Section 4.2) (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal), interest or fees payable to such Lender (it being understood that any change to the definitions of Availability or in the component definitions thereof shall not constitute a reduction of interest or fees); (iii) extend the Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c); and

(d)               without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.5.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability, Pro Rata or Required Lenders; (iii) Reserved; (iv) release all or substantially all Collateral; or (v) except in connection with a merger, disposition or other transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and

(e)               without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.5.2.

14.1.2                Limitations. Notwithstanding anything in any Loan Document to the contrary, LIBOR and related matters may be modified in accordance with Section 3.6, and no further action or consent by any party shall be required. The agreement of Borrowers shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3                Corrections. If Agent and Borrower Agent jointly identify an ambiguity, omission, mistake, typographical error or other defect in any provision, schedule or exhibit of a Loan Document, they may amend, supplement or otherwise modify the Loan Document to cure it, and the modification shall be effective without action or consent by any other party to this Agreement.

14.2          Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS IN CONNECTION WITH OR AS A RESULT OF THIS AGREEMENT, ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE. In no event shall any Obligor have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim (i) that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from either (A) the gross negligence, bad faith or willful misconduct of such Indemnitee (and any Indemnitee shall promptly refund any indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section) or (B) a breach of the Loan Documents by any Indemnitee or (ii) that arises from disputes between or among Indemnitees that do not involve an act or omission by any Obligor or Subsidiary other than disputes between or among Indemnitees involving claims against the Agent or other Indemnitees acting in their capacities as such.

14.3          Notices and Communications.

14.3.1                Notice Address. Subject to Section 14.3.2, all Communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2                Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner reasonably acceptable to Agent. Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3                Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if requested by Agent) to an electronic system maintained by it (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

14.3.4                Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor’s securities.

14.3.5                Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of an Obligor even if it was not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, varied from an earlier Communication or later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic Communication purportedly given by or on behalf of any Obligor.

14.4          Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any reasonable and documented amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment or reasonable and documented insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments and reasonable and documented costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, within 10 Business Days after demand therefor, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5          Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6          Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7          Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8          Execution; Electronic Records. A Communication, including any required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with a Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered.   A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Person’s business, and may destroy the original paper document.  Any Communication in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification; and (c) upon request by Agent, an Electronic Signature shall be promptly followed by a manually executed counterpart.  “Electronic Record” and “Electronic Signature” are used herein as defined in 15 U.S.C. § 7006.

14.9          Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10      Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12      Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Agent, any Issuing Bank or the relevant Lender to comply with this Section 14.12 shall constitute a breach of this Section 14.12 by the Agent, such Issuing Bank or the relevant Lender, as applicable); (b) to the extent requested by any governmental, regulatory authority or self-regulatory authority, required by Applicable Law or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to any Loan Documents or Obligations or the enforcement of rights hereunder; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Agent shall notify the Borrower Agent as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of clause (b) only, each Lender and the Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided further that in no event shall any Lender or the Agent be obligated or required to return any materials furnished by the Borrowers or any Obligor; (c) to any other party hereto; (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Obligor or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 13.3.1, (e) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information or (f) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. For the purposes hereof, “Information” means all information received from the Parent Borrowers relating to the Borrowers, any other Subsidiary or their business, other than any such information that is available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender acknowledges that Information (as defined in this Section) furnished to it pursuant to this Agreement may include material non-public information concerning the Borrowers, the Obligors and their related parties or their respective securities and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and Applicable Law, including federal and state securities laws. All Information, including requests for waivers and amendments furnished by the Borrowers or the Agent pursuant to, or in the course of administering, this Agreement, will be syndicate-level information, which may contain material non-public information about the borrowers, the Obligors and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

14.13      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE INDEMNITEES WAIVES ANY CLAIM AGAINST ONE ANOTHER ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES IN ANY WAY RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

14.14      GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15      Consent to Forum; Bail-In of EEA Financial Institutions.

14.15.1            Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND

AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2            Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.15.4            Judicial Reference. If any action, litigation or proceeding relating to any Obligations or Loan Documents is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be an active or retired judge) to hear and determine all issues in the case (whether fact or law) and to report a statement of decision. Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to require judicial reference. At Agent’s option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.16      Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.16.1            Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.16.2            Definitions. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

14.17      Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (b) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (c) the benefit of all valuation, appraisement and exemption laws, (d) any claim against an Indemnitee on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (e) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to

Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived the foregoing rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.18      Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

14.19      NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

Section 15.            CONTINUING GUARANTY

15.1          Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations (other than Excluded Swap Obligations), whether for principal, interest, premiums, reasonable and documented fees, indemnities, damages, reasonable and documented costs and expenses or otherwise, of the Borrowers to the Secured Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all reasonable and documented costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof, in each case, to the extent constituting Obligations (other than Excluded Swap Obligations) of the Borrowers to the Secured Parties arising hereunder or under any other Loan Document) (the “Guarantied Obligations”). The Agent’s books and records showing the amount of the Guarantied Obligations shall be admissible in evidence in any action or proceeding, and, in the absence of manifest error, shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Guarantied Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guarantied Obligations or any instrument or agreement evidencing any Guarantied Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guarantied Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty (other than the defense of prior payment), and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than the defense of prior payment).

15.2          Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guarantied Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guarantied Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent, the Letter of Credit Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guarantied Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

15.3          Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrowers; (b) any defense based on any claim that any Guarantor’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrowers, proceed against or exhaust any security for the Guarantied Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantied Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guarantied Obligations.

15.4          Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guarantied Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

15.5          Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Full Payment of the Guarantied Obligations. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

15.6          Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guarantied Obligations now or hereafter existing and shall remain in full force and effect until the Full Payment of the Guarantied Obligations. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Guarantied Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

15.7          Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to each Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of such Borrowers to any Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the Full Payment of the Guarantied Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrowers to such Guarantor shall be enforced and performance received by any Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guarantied Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

15.8          Stay of Acceleration. If acceleration of the time for payment of any of the Guarantied Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor after written demand therefor by the Secured Parties.

15.9          Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

15.10      Keepwell. Each Guarantor that is a Qualified ECP hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP shall only be liable under this Section 15.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 15.10, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Guarantor that is a Qualified ECP under this Section shall remain in full force and effect until the Full Payment of the Guarantied Obligations. Each Guarantor that is a Qualified ECP intends that this Section 15.10 constitute, and this Section 15.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

15.11      Limitation of Guaranty. Notwithstanding anything to the contrary in any Loan Document or otherwise, the Borrowers, the Agent and the Lenders hereby irrevocably agree that the Guarantied Obligations of each Guarantor in respect of the guarantee set forth in this Section 15 at any time shall be limited to the maximum amount as will result in the Guarantied Obligations of such Guarantor not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in this Section 15 and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:	SMART MODULAR TECHNOLOGIES, INC., a California corporation By: /s/ Bruce Goldberg Name: Bruce Goldberg Title: Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary
Address:	Smart Modular Technologies, Inc.
39870 Eureka Drive
Newark, CA 94560
	Attention:	Legal Department
	Email:	bruce.goldbert@smartm.com

SMART EMBEDDED COMPUTING INC., a Wisconsin corporation By: /s/ Bruce Goldberg Name: Bruce Goldberg Title: Vice President, Secretary and Chief Legal Officer
Address:	c/o Smart Modular Technologies, Inc.
39870 Eureka Drive
Newark, CA 94560
	Attention:	Legal Department
	Email:	bruce.goldbert@smartm.com

PENGUIN COMPUTING INC., a California corporation By: /s/ Sidney Mair Name: Sidney Mair Title: President and Senior Vice President
Address:	c/o Smart Modular Technologies, Inc.
39870 Eureka Drive
Newark, CA 94560
	Attention:	Legal Department
	Email:	bruce.goldbert@smartm.com

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GUARANTORS:	SMART MODULAR TECHNOLOGIES (DE) INC., a Delaware corporation By: /s/ Bruce Goldberg Name: Bruce Goldberg Title: Vice President, Secretary and Chief Legal Officer
Address:	c/o Smart Modular Technologies, Inc.
39870 Eureka Drive
Newark, CA 94560
	Attention:	Legal Department
	Email:	bruce.goldbert@smartm.com

SMART HIGH RELIABILITY SOLUTIONS LLC, a Delaware limited liability company By: /s/ Bruce Goldberg Name: Bruce Goldberg Title: Vice President, Secretary and Chief Legal Officer
Address:	c/o Smart Modular Technologies, Inc.
39870 Eureka Drive
Newark, CA 94560
	Attention:	Legal Department
	Email:	bruce.goldbert@smartm.com

PREMIERE CUSTOMS BROKERS, INC., a California corporation By: Richard K Lowery Name: Richard K Lowery Title: President, Secretary and Treasurer
Address:	c/o Smart Modular Technologies, Inc.
39870 Eureka Drive
Newark, CA 94560
	Attention:	Legal Department
	Email:	bruce.goldbert@smartm.com

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GUARANTORS, continued:	PREMIERE LOGISTICS, INC., a California corporation By: Richard K Lowery Name: Richard K Lowery Title: President, Secretary and Treasurer
Address:	c/o Smart Modular Technologies, Inc.
39870 Eureka Drive
Newark, CA 94560
	Attention:	Legal Department
	Email:	bruce.goldbert@smartm.com

SMART WIRELESS COMPUTING, INC., a Delaware corporation By: /s/ Bruce Goldberg Name: Bruce Goldberg Title: Vice President, Secretary and Chief Legal Officer
Address:	c/o Smart Modular Technologies, Inc.
39870 Eureka Drive
Newark, CA 94560
	Attention:	Legal Department
	Email:	bruce.goldbert@smartm.com

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AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent and Lender By: /s/ Carlos Gil Name: Carlos Gil Title: Senior Vice President
Address:	Bank of America, N.A.
333 South Hope Street, 19th Floor
Los Angeles, CA 90071
	Attention:	Carlos Gil
	Email:	carlos.gil@bofa.com

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